Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

HAWTHORN BANCSHARES, INC.,

HAWTHORN HOLDCO, INC.

and

FSC BANCSHARES, INC.

Dated as of April 29, 2026

TABLE OF CONTENTS
Page
Section 1.1    The Merger    2
Section 1.2    Organizational Documents and Facilities of Surviving Entity    2
Section 1.3    Board of Directors and Executive Officers of Surviving Entity    3
Section 1.4    Effect of Merger    3
Section 1.5    Liabilities of Surviving Entity    3
Section 1.6    Second Step Merger    3
Section 1.7    Bank Merger    3
Section 1.8    Approvals and Notices    4
Section 1.9    Tax Consequences    4
Section 1.10    Modification of Structure    4
ARTICLE II. CONSIDERATION AND EXCHANGE PROCEDURES    5
Section 2.1    Merger Consideration    5
Section 2.2    Anti-Dilutive Adjustment    6
Section 2.3    Dissenting Shares    6
Section 2.4    Rights of Shareholders; Stock Transfers    7
Section 2.5    Exchange Procedures    7
Section 2.6    Tax Adjustment    9
Section 2.7    Withholding    10
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF FBI    10
Section 3.1    Organization    10
Section 3.2    Capitalization    13
Section 3.3    Authority; Approvals    14
Section 3.4    No Conflicts; Consents    15
Section 3.5    Proceedings    16
Section 3.6    Financial Statements    16
Section 3.7    Compliance with Laws and Regulatory Filings    17
Section 3.8    Absence of Certain Changes    18
Section 3.9    Investments    18
Section 3.10    Loan Portfolio and Allowance for Credit Losses    19
Section 3.11    Certain Loans and Related Matters    20
Section 3.12    Transactions with Affiliates    20
Section 3.13    Books and Records    21
Section 3.14    Fiduciary Responsibilities    21
Section 3.15    Real Property Owned or Leased    21
Section 3.16    Personal Property    22
Section 3.17    Environmental Laws    22
Section 3.18    Taxes    23
Section 3.19    Contracts and Commitments    25
2

Section 3.20    Fidelity Bonds and Insurance    28
Section 3.21    Regulatory Actions and Approvals    28
Section 3.22    Employee Matters    29
Section 3.23    Compensation and Employee Benefit Plans    30
Section 3.24    Deferred Compensation and Salary Continuation Arrangements    33
Section 3.25    Internal Controls    33
Section 3.26    Derivative Contracts    34
Section 3.27    Deposits    34
Section 3.28    Intellectual Property; Privacy    34
Section 3.29    Shareholders’ List    35
Section 3.30    SEC Status; Securities Issuances    36
Section 3.31    Dissenting Shareholders    36
Section 3.32    Takeover Laws    36
Section 3.33    Brokers, Finders and Financial Advisors    36
Section 3.34    Fairness Opinion    36
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HBI AND MERGER SUB    36
Section 4.1    Organization    37
Section 4.2    Capitalization    37
Section 4.3    Authority; Approvals    38
Section 4.4    No Conflicts; Consents    38
Section 4.5    Proceedings    39
Section 4.6    Financial Statements    39
Section 4.7    Compliance with Laws and Regulatory Filings    40
Section 4.8    SEC Reports    41
Section 4.9    Absence of Certain Changes    41
Section 4.10    Taxes    42
Section 4.11    Brokers, Finders and Financial Advisors    43
Section 4.12    Fairness Opinion    43
Section 4.13    No Financing    43
Section 4.14    Compensation and Benefit Plans    43
Section 4.15    HBI Information    44
ARTICLE V. COVENANTS OF FBI    44
Section 5.1    Approval of Shareholders of FBI; Efforts    44
Section 5.2    Activities of FBI Pending Closing    46
Section 5.3    Access to Properties and Records    50
Section 5.4    Information for Regulatory Applications and SEC Filings    51
Section 5.5    No Solicitation; Acquisition Proposals    51
Section 5.6    Termination of Contracts    53
Section 5.7    Liability Insurance    54
Section 5.8    Allowance for Credit Losses    54
Section 5.9    Third-Party Consents    54
Section 5.10    Coordination; Integration    54
Section 5.11    Environmental Investigation; Rights to Terminate Agreement    56
3

Section 5.12    Bank Merger    57
Section 5.13    Financial Statements    57
Section 5.14    Employee Benefit Plans    58
Section 5.15    Regulatory Matters    58
Section 5.16    Payment of Indebtedness    58
Section 5.17    Termination of ESOP    58
Section 5.18    Accrual and Payment of PTO    59
Section 5.19    No Control    59
ARTICLE VI. COVENANTS OF HBI    59
Section 6.1    Regulatory Filings; Efforts    59
Section 6.2    Registration Statement    59
Section 6.3    Nasdaq Listing    60
Section 6.4    Affirmative Covenants    60
Section 6.5    Negative Covenants    61
Section 6.6    Employee Matters    61
Section 6.7    Financial Statements    62
Section 6.8    Issuance of HBI Common Stock; Stock Reserves    63
Section 6.9    Director and Officer Indemnification    63
Section 6.10    FBI Director Resignations    64
ARTICLE VII. MUTUAL COVENANTS OF HBI AND FBI    64
Section 7.1    Notification; Updated Disclosure Schedules    64
Section 7.2    Confidentiality    65
Section 7.3    Publicity    65
Section 7.4    Certain Tax Matters    65
Section 7.5    Closing Statements    66
Section 7.6    Efforts to Consummate    66
Section 7.7    Additional Retention Agreements    66
Section 7.8    TRUPS Assumption    66
ARTICLE VIII. CLOSING    67
Section 8.1    Closing    67
Section 8.2    Effective Time    67
ARTICLE IX. TERMINATION    67
Section 9.1    Termination    67
Section 9.2    Effect of Termination    69
Section 9.3    Termination Fee    69
ARTICLE X. CONDITIONS PRECEDENT    70
Section 10.1    Conditions Precedent to Obligations of HBI    70
Section 10.2    Conditions Precedent to Obligations of FBI    73
Section 10.3    Conditions Precedent to Obligations of HBI, Merger Sub and FBI    74
4

ARTICLE XI. MISCELLANEOUS    75
Section 11.1    Certain Definitions    75
Section 11.2    Other Definitional Provisions    82
Section 11.3    Investigation; Survival of Agreements    83
Section 11.4    Amendments    84
Section 11.5    Expenses    84
Section 11.6    Notices    84
Section 11.7    Controlling Law; Venue    85
Section 11.8    Waiver    85
Section 11.9    Waiver of Jury Trial    86
Section 11.10    Severability    86
Section 11.11    Entire Agreement    86
Section 11.12    Counterparts    87
Section 11.13    Assignment; Binding on Successors    87
Section 11.14    No Third-Party Beneficiaries    87
Section 11.15    Confidential Supervisory Information    87

EXHIBITS

Exhibit A – Form of Bank Merger Agreement
Exhibit B – Form of Voting Agreement
Exhibit C – Form of Director Support Agreement
Exhibit D – Form of Retention Agreement
Exhibit E – Form of Release by Director/Officer

5

INDEX OF DEFINED TERMS

Acquisition Agreement,     77
Acquisition Proposal,     77
Acquisition Transaction,     77
Actual Adjusted Shareholders’ Tangible Equity,     76
Affiliate,     77
Affiliated Group,     77
Aggregate Cash Consideration,     77
Aggregate Stock Consideration,     78
Agreement,     1
Allowance,     20
Bank Merger,     1
Bank Merger Agreement,     1
Banking Laws,     17
BHC Act,     1
BOLI,     27
Borrower,     78
Burdensome Condition,     69
Business Day,     78
Call Reports,     16
Cancelled Shares,     5
CECL,     78
Certificate,     7
Change in Recommendation,     45
Closing,     67
Code,     1
Commercially Reasonable Efforts,     78
Confidentiality Agreement,     65
Contracts to be Terminated,     54
Controlled Group Liability,     78
Director Support Agreements,     2
Dissenting Share,     6
Effective Time,     68
Environmental Inspections,     56
Environmental Laws,     78
ERISA,     30
ERISA Affiliates,     79
ESOP,     79
Exchange Act,     36
Exchange Agent,     7
Exchange Agent Agreement,     7
Exchange Fund,     7
Farmers State Bank,     1
FBI,     1
FBI Advisory Fees,     36
FBI Annual Financial Statements,     16
FBI Board Recommendation,     45
FBI Contracts,     25
FBI Disclosure Schedules,     10
FBI Employee Plan,     30
FBI Employees,     62
FBI Expenses,     79
FBI Financial Statements,     16
FBI Indebtedness,     59
FBI Loan Representatives,     56
FBI Personal Property,     22
FBI Real Property,     21
FBI Regulatory Agreement,     29
FBI Regulatory Approvals,     15
FBI Shareholder Approval,     45
FBI Shareholder Meeting,     45
FBI Stock,     2
FBI Tax Representation Letter,     66
FDIC,     4
Federal Reserve Board,     4
Final Closing Statement,     67
Fractional Share Cash Consideration,     6
Governmental Body,     80
Hawthorn Bank,     1
Hawthorn Bank Stock,     38
Hazardous Materials,     80
HBI,     1
HBI Disclosure Schedules,     37
HBI Employee Plan,     44
HBI Financial Statements,     40
HBI Regulatory Approvals,     39
HBI SEC Reports,     37
HBI Share Closing Price,     6
HBI Tax Representation Letter,     66
Hunton,     66
Indemnified Party,     64
Initial Closing Statement,     67
IRS,     25
knowledge,     80
6

Letter of Transmittal,     7
Liability,     80
Loan,     19
Loan Portal,     56
Loans,     19
Material Adverse Effect,     80
MDF,     4
Merger,     1
Merger Consideration,     81
Minimum Adjusted Shareholders’ Equity, 81
MRS,     2
Multiemployer Plans,     31
Nasdaq,     4
New Certificates,     7
Notice Date,     45
Order,     81
Ordinary Course of Business,     81
Organizational Documents,     82
Per Share Merger Consideration,     5
Person,     82
Pool,     20
PPP,     19
Pre-Closing Tax Period,     82
Proceeding,     82
Proxy Statement,     60
Registration Statement,     39
Regulatory Approvals,     39
Release,     2
Required Consents,     16
SBA,     19
SEC,     4
Secondary Investigation,     56
Securities Act,     36
Securities Portfolio,     18
Security Interest,     82
Straddle Period,     82
Subsidiaries,     82
Subsidiary,     82
Superior Proposal,     83
Surviving Corporation,     2
Systems,     35
Tail Policy,     55
Tax,     83
Tax Return,     83
Taxes,     83
Termination Fee,     70
Treasury Regulations,     83
Trust Agreement,     11
Trust Capital Securities,     11
Trust Common Securities,     11
Trust Debt Securities,     11
Trust Guarantee,     11
Trust Indenture,     11
Trust Operative Documents,     11
Trust Securities,     11
Union,     83
Unresolved Response Action,     57
Voting Agreement,     2
WARN Act,     83
Watch List,     20

7

AGREEMENT AND PLAN OF REORGANIZATION
This Agreement and Plan of Reorganization (“Agreement”) dated as of April 29, 2026, is by and among Hawthorn Bancshares, Inc. (“HBI”), a Missouri corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), Hawthorn Holdco, Inc., a Missouri corporation and wholly owned subsidiary of HBI (“Merger Sub”) and FSC Bancshares, Inc. (“FBI”), a Missouri corporation and bank holding company registered under the BHC Act.
RECITALS
WHEREAS, the respective boards of directors of HBI, FBI and Merger Sub believe that it is advisable and in the best interests of their respective companies and shareholders to enter into the transactions contemplated by this Agreement, pursuant to which (a) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into FBI, with FBI continuing as the surviving entity (the “Merger”), and (b) immediately following the Merger and as part of a single, integrated transaction, HBI shall cause FBI to be merged with and into HBI (the “Second Step Merger, and together with the Merger, the “Mergers”), with HBI continuing as the surviving entity in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, immediately following the Second Step Merger, and pursuant to a separate agreement and plan of merger in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), Hawthorn Bank, a Missouri state-chartered bank and wholly-owned subsidiary of HBI (“Hawthorn Bank”), and Farmers State Bank, a Missouri state-chartered bank and wholly-owned subsidiary of FBI (“Farmers State Bank”), shall be combined through merger, with Hawthorn Bank continuing as the surviving entity (the “Bank Merger”);
WHEREAS, for federal income tax purposes (and applicable state and local tax purposes), (i) the parties intend that the Mergers, taken together, will be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, (ii) the Bank Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and (iii) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, 361 and 368 of the Code (and any comparable provision of state law);
WHEREAS, the respective boards of directors of HBI, FBI and Merger Sub have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and
WHEREAS, as a condition and inducement to HBI’s willingness to enter into this Agreement, (i) each member of the boards of directors and each executive officer of FBI and

Farmers State Bank has entered into an agreement, in the form attached hereto as Exhibit B, dated as of the date of this Agreement, pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $2.00 per share, of FBI (“FBI Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), (ii) each non-employee director of FBI or Farmers State Bank has also entered into a support agreement in the form attached hereto as Exhibit C (collectively, the “Director Support Agreements”), (iii) each of the executive officers of FBI and Farmers State Bank listed on Section 10.1(e)(ii) of the HBI Disclosure Schedules have entered into a retention agreement with HBI in the form attached hereto as Exhibit D (the “Retention Agreements”), and (iv) each of the directors and executive officers of FBI and Farmers State Bank has executed an instrument releasing HBI and its Subsidiaries (as defined herein) from any and all claims of such persons (except to certain matters described therein) in the form attached hereto as Exhibit E (each, a “Release”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.
ARTICLE I.
THE MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), Merger Sub shall be merged with and into FBI, with FBI continuing as the surviving entity (which, as the surviving entity, is hereinafter referred to as “Surviving Entity” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effects provided for in, the applicable provisions of Chapter 351 of the General and Business Corporation Law of Missouri (the “GBCL”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease.
Section 1.2    Organizational Documents and Facilities of Surviving Entity. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined herein) of Surviving Entity shall be the Organizational Documents of FBI as in effect at the Effective Time. Unless and until changed by the board of directors of Surviving Entity, the main office of Surviving Entity shall be the main office of Merger Sub as of the Effective Time. The established offices and facilities of FBI and Merger Sub immediately prior to the Effective Time shall become established offices and facilities of the Surviving Entity. Until thereafter changed in accordance with applicable law or the Organizational Documents of Surviving Entity, all corporate acts, plans, policies, contracts, approvals and authorizations of FBI and Merger Sub and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid, lawful, and effective immediately prior to the Effective Time, shall be taken for all purposes as the corporate acts, plans, policies, contracts, approvals and authorizations of Surviving Entity and shall be as effective and binding thereon as the same were with respect to FBI and Merger Sub, respectively, as of the Effective Time.
Section 1.3    Board of Directors and Executive Officers of Surviving Entity. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Surviving Entity, the members of the board of directors of Merger Sub at the Effective Time shall be the members of the board of directors of Surviving Entity. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Surviving Entity, the executive officers of Merger Sub immediately prior to the Effective Time shall be the executive officers of Surviving Entity.
Section 1.4    Effect of Merger. At the Effective Time, the corporate existence of Merger Sub and FBI shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Surviving Entity, and Surviving Entity shall be deemed to be a continuation in entity and identity of FBI and Merger Sub. All rights, title and interests of FBI and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Entity by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the GBCL.
Section 1.5    Liabilities of Surviving Entity. At the Effective Time, Surviving Entity shall be liable for all Liabilities (as defined herein) of FBI and Merger Sub. All Liabilities and obligations of FBI and of Merger Sub, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of FBI or Merger Sub, as the case may be, shall be those of Surviving Entity and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either FBI or Merger Sub shall be preserved unimpaired subsequent to the Merger.
Section 1.6    Second Step Merger. Immediately following the Effective Time, in accordance with the GBCL, HBI shall cause the Surviving Entity to be merged with and into HBI in the Second Step Merger, with HBI surviving the Second Step Merger as the Surviving Corporation and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Entity shall cease as of the Second Effective Time. In furtherance of the foregoing, HBI shall cause to be filed with the Secretary of State of the State of Missouri, in accordance with the GBCL, certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective, and the effective time of the Second Step Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Missouri (the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects as set forth in the applicable provisions of the GBCL.
Section 1.7    Bank Merger. Immediately after entering into this Agreement, Hawthorn Bank and Farmers State Bank shall enter into the Bank Merger Agreement. In the Bank Merger, Farmers State Bank shall be merged with and into Hawthorn Bank immediately following the

Second Step Merger, with Hawthorn Bank continuing as the surviving entity and succeeding to and assuming all rights and obligations of Farmers State Bank in accordance with the applicable laws of the State of Missouri. Following the Bank Merger, the separate corporate existence of Farmers State Bank shall cease. At the request of HBI, FBI shall cause Farmers State Bank to execute such articles or certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time of the Merger.
Section 1.8    Approvals and Notices. This Agreement shall be submitted to the shareholders of FBI in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of FBI. FBI and HBI shall proceed with Commercially Reasonable Efforts (as defined herein) and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Mergers on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the U.S. Securities and Exchange Commission (the “SEC”), the Nasdaq Stock Market LLC (“Nasdaq”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Missouri Division of Finance (the “MDF”), and the Federal Deposit Insurance Corporation (the “FDIC”).
Section 1.9    Tax Consequences. It is intended by the parties hereto that (i) the Mergers, taken together, will be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), (ii) the Bank Merger shall qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and (iii) the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, 361 and 368 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. This Agreement shall be interpreted consistent with that intent. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating the Mergers, taken together, and the Bank Merger as a reorganization within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates (as defined herein) to) take any position inconsistent therewith in any Tax filing or Proceeding (as defined herein), except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).
Section 1.10    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, HBI may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no material adverse Tax consequences to FBI and its Subsidiaries or the shareholders of FBI as a result of such modification, (b) the consideration to be paid to holders of FBI Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.
ARTICLE II.
CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.1    Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of FBI, HBI, Merger Sub or the holders of any of the following securities:
(a)    Each share of common stock, par value $1.00 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock of the Surviving Entity.
(b)    All shares of FBI Stock issued and outstanding immediately prior to the Effective Time that are owned directly by HBI, FBI or Farmers State Bank (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration (as defined herein) or other consideration shall be delivered in exchange therefor (such cancelled shares, “Cancelled Shares”).
(c)    Each share of FBI Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares (as such terms are defined herein)) shall be converted into the right to receive, without interest, the Per Share Merger Consideration. “Per Share Merger Consideration” means the sum of:
(i)    an amount of cash without interest equal to the quotient of (A) $14,000,000, subject to adjustment as provided in Section 2.1(c)(i), as applicable (as adjusted, the “Cash Consideration”), divided by (B) the aggregate number of shares of FBI Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest cent (such amount, the “Per Share Cash Consideration”);
(ii)    a number (such number, the “Exchange Ratio”), as adjusted in accordance with the terms of this Agreement, of validly issued, fully paid and nonassessable shares of HBI Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the aggregate number of shares of FBI Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest ten thousandth (such amount, the “Per Share Stock Consideration”); and
(iii)    in lieu of the issuance of any fractional share of HBI Common Stock, an amount in cash (rounded to the nearest cent and without interest) determined by multiplying (A) the volume weighted average of the closing price per share of HBI Common Stock on Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) Business Day immediately preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by HBI and FBI) (the “HBI Share Closing Price”) by (B) the fractional share interest (after taking into account all shares of FBI Stock held by such holder immediately prior to the Effective Time and rounded to the nearest ten thousandth when expressed in decimal form) of HBI Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1(a)(i) (the product of (A) and (B) being the “Fractional Share Cash Consideration”). The parties acknowledge that payment of the Fractional Share Cash Consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(d)    If the Actual Adjusted Shareholders’ Tangible Equity (as defined herein) is less than the Minimum Adjusted Shareholders’ Equity (as defined herein), as of the Calculation Date then the Aggregate Cash Consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the Minimum Adjusted Shareholders’ Equity and the Actual Adjusted Shareholders’ Tangible Equity as of the Calculation Date. If the Actual Adjusted Shareholders’ Tangible Equity is more than the Minimum Adjusted Shareholders’ Equity as of the Calculation Date, then FBI may declare and pay to each holder of record of shares of FBI Stock as of the record date determined by the board of directors of FBI a cash dividend for each outstanding share of FBI Stock in an amount equal to the quotient of (i) the difference between the Actual Adjusted Shareholders’ Tangible Equity and the Minimum Adjusted Shareholders’ Equity as of the Calculation Date, divided by (ii) the total number of shares of FBI Stock as of the record date of such dividend, rounded down to the nearest cent (the “Special Dividend”). Any funds used by FBI to pay the Special Dividend to the holders of FBI Stock shall be paid solely from FBI’s assets and funds and FBI shall not be refunded or reimbursed for the Special Dividend, directly or indirectly, for any portion of the Special Dividend by HBI or any of its Affiliates.
Section 2.2    Anti-Dilutive Adjustment. In the event HBI changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of HBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding HBI Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the FBI Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to HBI Common Stock if (i) HBI issues additional shares of HBI Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) HBI issues employee or director stock grants or similar equity awards pursuant to a HBI Benefit Plan in existence as of the date of this Agreement.
Section 2.3    Dissenting Shares. Each share of FBI Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his or her dissenter’s rights of appraisal by following the exact procedure required by Title 23, Chapter 351, Section 455 of the GBCL, is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and each holder of Dissenting Shares shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the GBCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the GBCL; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the GBCL. If any holder of any Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights of appraisal under the applicable provisions of the GBCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for only the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.
Section 2.4    Rights of Shareholders; Stock Transfers. All shares of FBI Stock, if and when converted as provided in Section 2.1(c) of this Agreement, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing them shall represent only the right to receive for each share of FBI Stock, the Merger Consideration.
Section 2.5    Exchange Procedures.
(a)    At or before the Effective Time, for the benefit of the holders of Certificates, (i) HBI shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of HBI Common Stock issuable pursuant to this Article II or evidence of shares in book entry form (“New Certificates”) and (ii) HBI shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the aggregate amount of the Aggregate Cash Consideration issuable pursuant to this Article II (that cash and New Certificates, being referred to as the “Exchange Fund”), and HBI shall instruct the Exchange Agent to timely deliver the Merger Consideration.
(b)    Within five (5) Business Days (as defined herein) after the Effective Time and subject to the receipt by Equiniti Trust Company, LLC (the “Exchange Agent”) of a list of FBI shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of FBI Stock (each, a “Certificate”), (i) a letter of transmittal (the “Letter of Transmittal”) which (A) shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent and (B) shall otherwise be substantially in such form and have such other provisions as shall be prescribed by the agreement between the Exchange Agent and HBI (the “Exchange Agent Agreement”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.5(d).
(c)    Within ten (10) calendar days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of FBI Stock will be entitled to receive, in exchange, as applicable, (i) a New Certificate representing that number of shares of HBI Common Stock to which the former holder of FBI Stock shall have become entitled pursuant to this Agreement, (ii) a check or wire transfer representing that amount of cash to which the former holder of FBI Stock shall have become entitled pursuant to this Agreement, and/or (iii) a check or wire transfer representing the amount of cash (if any) payable in lieu of a fractional share of HBI Common Stock which the former holder of FBI Stock has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall be cancelled. Until so surrendered, each Certificate (other than Certificates representing Cancelled Shares, which shall be treated as provided in Section 2.1(c)(iii), and Dissenting Shares, which shall be treated as provided in Section 2.3) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.5, and any dividends or distributions to which such holder is entitled pursuant to this Section 2.5. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of FBI Stock held in book entry form, HBI shall establish procedures for delivery which shall be reasonably acceptable to FBI.
(d)    No dividends or other distributions with respect to HBI Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HBI Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.5. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions payable with respect to shares of HBI Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date). None of HBI, FBI or the Exchange Agent shall be liable to any Person in respect of any shares of FBI Stock (or dividends or distributions with respect to them) or cash from the Exchange Fund delivered, as required by Law, to a public official pursuant to any applicable abandoned property, escheat, or similar Law.
(e)    The Exchange Agent and HBI, as the case may be, shall not be obligated to deliver the Merger Consideration to which a holder of FBI Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of FBI Stock for exchange as provided in this Section 2.5, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as may be required in each case by HBI (but not more than the amount required under HBI’s contract with its transfer agent). If any New Certificates evidencing shares of HBI Common Stock are to be issued in a name other than that in which the Certificate evidencing FBI Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation Tax required by reason of the issuance of a New Certificate for shares of HBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any Tax has been paid or is not payable.

(f)    In the event of a transfer of ownership of a Certificate representing FBI Stock prior to the Effective Time that is not registered in the stock transfer records of FBI, the Per Share Merger Consideration to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such FBI Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of HBI and the Exchange Agent that the Tax has been paid or is not applicable.
(g)    After the Effective Time, there shall be no transfers on the stock transfer books of FBI of the shares of FBI Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of FBI Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to HBI, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.5, and shall be cancelled and exchanged for the Per Share Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.5.
(h)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of HBI Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to HBI Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of HBI.
(i)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of FBI at the expiration of six (6) months after the Effective Time shall be paid to HBI. In such event, any former shareholders of FBI who have not theretofore complied with the exchange procedures in this Section 2.5 shall thereafter look only to HBI with respect to the Merger Consideration and any unpaid dividends and distributions on the HBI Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of HBI, FBI, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of FBI Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. HBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of FBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive. In the event of a dispute with respect to ownership of any shares of FBI Stock represented by any Certificate, HBI and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims.

(j)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HBI or the Exchange Agent, the posting by such person of a bond in such amount as HBI or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, HBI or the Exchange Agent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration allocable to such Certificate deliverable in respect thereof pursuant to this Agreement.
Section 2.6    Tax Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Mergers, taken together, as a tax-free reorganization within the meaning of Section 368(a) of the Code, if the value of the Aggregate Stock Consideration based upon the closing price of the HBI Common Stock as reported on Nasdaq on the trading day immediately preceding the execution date of this Agreement would be less than forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the FBI shareholders for purposes of Section 368(a) of the Code, then the Exchange Ratio will be increased with a corresponding decrease to the Aggregate Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of (i) the Aggregate Stock Consideration, (ii) the Aggregate Cash Consideration, and (iii) any other amounts that would be considered “boot” received by the FBI shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the Merger Consideration under Section 2.1(a).
Section 2.7    Withholding. HBI and the Exchange Agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement (including any Aggregate Cash Consideration) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a shareholder and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF FBI
FBI represents and warrants to HBI as set forth below. On the date of this Agreement, FBI delivered to HBI schedules (the “FBI Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the FBI Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement, and shall not be deemed an admission by FBI that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect.
Section 3.1    Organization.
(a)    FBI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Farmers State Bank is a Missouri state-chartered bank duly formed, validly existing and in good standing under the laws of the State of Missouri. Other than Farmers State Bank, and FSC Statutory Trust II (the “Trust”), FBI has no other Subsidiaries (as defined herein).
(b)    FBI and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect (as defined herein) with respect to FBI and each of its Subsidiaries. To FBI’s knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.
(c)    Farmers State Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate Loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the MDF, and is an insured depository institution as defined in the Federal Deposit Insurance Act.
(d)    With respect to the Trust:
(i)    The Trust has issued and sold capital securities (the “Capital Securities”) and common securities (the “Common Securities”) under the terms of an Amended and Restated Declaration of Trust, dated December 14, 2006 (the “Trust Agreement”), and FBI has issued Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 (the “Debt Securities”) to the Trust, pursuant to that certain Indenture, dated as of December 14, 2006, between FBI and Wilmington Trust Company, as trustee (the “Trust Indenture”), and has guaranteed the performance of the Trust in certain respects pursuant to that certain Guarantee Agreement (the “Trust Guarantee”), dated as of even date with the Trust Agreement (the Trust Indenture, Trust Agreement and Trust Guarantee collectively being referred to herein as the “Operative Documents”).
(ii)    Section 3.1(d) of the FBI Disclosure Schedules sets forth for the Trust the (A) aggregate liquidation value of the Capital Securities, (B) dates of the Operative Documents, (C) coupon rates currently paid on the Capital Securities, the Common Securities, and the Debt Securities (collectively, the “Trust Securities”), (D) dates on which such coupon rate may first change, and the floating rate to be paid on the Trust Securities after such date, (E) dates after which FBI may redeem the Debt Securities at par (assuming the occurrence of no special redemption event), and (F) the aggregate principal amount and maturity date of the Debt Securities held by the Trust.
(iii)    The Trust has been duly created and is validly existing in good standing as statutory trusts under the laws of their respective jurisdictions with the power and authority to own their property and to conduct the business transacted by them and to enter into and perform their respective obligations under their respective Operative Documents. The Trust is not a party to or otherwise bound by any material agreement other than the Operative Documents.
(iv)    The Operative Documents are valid and binding upon FBI and the Trust (in each case, to the extent a party thereto), and, to the knowledge of FBI, the other parties thereto, and are in full force and effect. Neither FBI nor the Trust is in breach or default in any material respect under any Operative Document to which such Person is a party. To the knowledge of FBI, no violation or default exists under (nor does there exist any condition which, with the passage of time or the giving of notice or both, would result in a violation or default under) any Operative Document by any other party thereto. Prior to the date hereof, FBI has made available to HBI true and complete copies of all Operative Documents. Subject to the execution and delivery of the supplemental indentures in accordance with the terms of the Trust Indenture, the transactions contemplated by this Agreement will not result in a material breach, default, violation or acceleration of or under any Operative Document.
(v)    The Capital Securities and the Common Securities have been duly authorized by the Trust pursuant to the Trust Agreement, and have been validly issued and represent undivided beneficial interests in the assets of the Trust. None of the Capital Securities or the Common Securities are subject to preemptive or other similar rights. Except for liens under the Operative Documents, all of the issued and outstanding Common Securities of the Trust are directly owned by FBI free and clear of any lien, have been issued in compliance with applicable federal and state securities or “blue sky” laws, represent not less than 3% of the equity value of the Trust and, other than during the continuance of an event of default under the Debt Securities, are pari passu with the Capital Securities issued by the Trust. Neither FBI nor the Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of such act. All of the Debt Securities are held of record and beneficially by the Trust.
(vi)    The sole assets of the Trust are its Debt Securities, and interest paid on such Debt Securities to the extent not distributed, proceeds of such Debt Securities, or any of the foregoing.
(vii)    All of the proceeds from the sale of the Capital Securities issued by the Trust have been invested in the Debt Securities. All of the proceeds from the sale of the Common Securities issued by the Trust have been invested in the Debt Securities. All Debt Securities are and have been held by the Trust since their initial issuance.

(viii)    The Trust was not formed to, and is not authorized to, conduct any trade or business and the Trust has not conducted any trade or business since it was formed. The Trust exists for the exclusive purpose of (A) issuing and selling its Capital Securities and Common Securities, (B) using the proceeds from the sale of such Capital Securities and Common Securities to acquire its respective Debt Securities, and (C) engaging only in activities necessary, advisable or incidental thereto. The Trust was formed to facilitate direct investment in the assets of the Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in the Trust with diverse interests in the assets of the Trust.
(ix)    As of the date of this Agreement and as of the Closing Date, FBI has and will have made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Debt Securities. As of the date of this Agreement and as of the Closing Date, FBI has not and will not have exercised its right to defer interest payments on any of the Debt Securities.
(x)    The Trust’s income consists solely of payments made by FBI with respect to the Debt Securities, and such payments are not derived from the active conduct of a financial business by the Trust. Both FBI’s obligation to make such payments and the measurement of the amounts payable by FBI are defined by the terms of the Debt Securities. Neither FBI’s obligation to make such payments nor the measurement of the amounts payable by FBI is dependent on income or profits of FBI or any Affiliate of FBI.
(xi)    FBI has not issued any class of capital stock either pari passu or senior to the Debt Securities. All Debt Securities are pari passu with trade accounts payable by FBI arising in the ordinary course of business.
(xii)    FBI and the Trust have created a debtor-creditor relationship between FBI, as debtor, and the Trust, as creditor. The Trust is and will, under current law, be classified for U.S. federal income Tax purposes as a grantor trust and not as an association taxable as a corporation.
(xiii)    At all times since the issuance of the respective Debt Securities, the Trust has been treated as a grantor trust for U.S. federal income Tax purposes.
(xiv)    The Debt Securities constitute indebtedness of FBI for U.S. federal income Tax purposes.
(e)    True and complete copies of the Organizational Documents of FBI and each Subsidiary, each as amended to date, have been delivered or made available to HBI.
(f)    Section 3.1(f) of the FBI Disclosure Schedules lists each of the Subsidiaries of FBI and any other Person in which FBI or any of its Subsidiaries own, or have the right to acquire, any ownership interest. Except as set forth in Section 3.1(f) of the FBI Disclosure Schedules, neither FBI nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of FBI.
(g)    The deposit accounts of Farmers State Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by Farmers State Bank.
Section 3.2    Capitalization.
(a)    The authorized capital stock of FBI consists of 600,000 shares of common stock, par value $2.00 per share, 189,584 of which are issued and outstanding and 23,908 of which are held in treasury as of the date hereof. The authorized capital stock of Farmers State Bank consists of 40 shares of common stock, par value $10,000.00 per share, all of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of FBI Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.
(b)    FBI owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. The outstanding capital stock and other securities of FBI’s Subsidiaries have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws and are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.
(c)    Except as set forth in Section 3.2(c) of the FBI Disclosure Schedules, there are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating FBI to issue any authorized and unissued FBI Stock. No options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which FBI is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of FBI or any of FBI’s Subsidiaries or obligating FBI or any of FBI’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, FBI or any of FBI’s Subsidiaries.
(d)    Except as set forth in Section 3.2(d) of the FBI Disclosure Schedules, FBI does not have any outstanding commitment or obligation, contingent or otherwise, of FBI or any of its Subsidiaries to repurchase, reacquire or redeem any FBI Stock or other FBI securities or to provide funds to or make any investment (in the form of a Loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 3.2(d) of the FBI Disclosure Schedules, to the knowledge of FBI, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting FBI Stock.
Section 3.3    Authority; Approvals.
(a)    FBI has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and, subject to receipt of the FBI Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by FBI and, assuming the due authorization, execution and delivery hereof by HBI, is a duly authorized, valid, legally binding agreement of FBI, enforceable against FBI in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of FBI. The board of directors of FBI has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of FBI and its shareholders, (ii) directed that this Agreement be submitted to FBI’s shareholders for approval and adoption and (iii) resolved to recommend to FBI’s shareholders that they approve this Agreement and the transactions contemplated by this Agreement. Except for the FBI Shareholder Approval (as defined herein), no further corporate proceedings on the part of FBI are necessary for FBI to execute and deliver this Agreement or the related documents to which it is a party and to consummate the transactions contemplated hereby or thereby.
(c)    Section 3.3(c) of the FBI Disclosure Schedules lists all consents, approvals, authorizations, applications, filings, notices, registrations and qualifications of any Governmental Body (as defined herein) that are required to be made or obtained by FBI or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, and any filings by FBI with the SEC, the FDIC or the MDF or under the GBCL or any other applicable law with respect to the change in control of FBI and Farmers State Bank or HBI’s or Hawthorn Bank’s acquisition of FBI and Farmers State Bank (collectively, the “FBI Regulatory Approvals”).
Section 3.4    No Conflicts; Consents.
(a)    Neither the execution and delivery by FBI of this Agreement and the related documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby, nor compliance by FBI with any of the provisions hereof or thereof, will, assuming that the FBI Regulatory Approvals and the FBI Shareholder Approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of FBI or any of its Subsidiaries under any of the terms, conditions or provisions of (1) the Organizational Documents of FBI or any of its Subsidiaries or (2) except as set forth in Section 3.4(b) of the FBI Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FBI or any of its Subsidiaries is a party or by which it may be bound, or to which FBI or any of its Subsidiaries or any of the properties or assets of FBI or any of its Subsidiaries may be subject, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to FBI or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on FBI or any of its Subsidiaries.
(b)    Except for federal and state securities laws, the FBI Regulatory Approvals, the FBI Shareholder Approval and as set forth in Section 3.4(b) of the FBI Disclosure Schedules (the items so set forth therein collectively, the “Required Consents”), no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Governmental Body or other third party is required to be obtained or made by FBI or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are respectively a party and the consummation of the transactions contemplated hereby and thereby.
Section 3.5    Proceedings.
(a)    Neither FBI nor Farmers State Bank is, or since December 31, 2022, has been, a party to any, nor are there any pending or, to FBI’s knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of noncompliance or other proceedings of any nature against FBI or Farmers State Bank that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBI, or challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is, and since December 31, 2022 has been, no injunction, order, judgment, or decree imposed upon FBI, Farmers State Bank, or the assets of FBI or Farmers State Bank, and neither FBI nor Farmers State Bank has been advised of, or is aware of, the threat of any such action.
Section 3.6    Financial Statements.
(a)    FBI has furnished or made available to HBI true, correct and complete copies of FBI’s unaudited consolidated balance sheets as of December 31, 2025, 2024 and 2023, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2025, 2024 and 2023 (the “FBI Annual Financial Statements”). FBI has also furnished or made available to HBI a true, correct and complete copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Farmers State

Bank as of and for each reporting period during the three (3) years ended December 31, 2025. The FBI Annual Financial Statements and the Call Reports are collectively referred to in this Agreement as the “FBI Financial Statements.”
(b)    The FBI Annual Financial Statements have been prepared from the books and records of FBI and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of FBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated. The Call Reports fairly present the financial position of Farmers State Bank and the results of its operations at the dates and for the periods indicated in material compliance with the rules and regulations of applicable federal banking authorities.
(c)    Neither FBI nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities (i) fully set forth or provided for in the FBI Financial Statements, (ii) incurred in the Ordinary Course of Business since December 31, 2025 in amounts consistent with past practice, and which are set forth on Section 3.6(c) of the FBI Disclosure Schedules, or (iii) incurred in connection with this Agreement and the related documents to which FBI and its Subsidiaries are a party and the transactions contemplated hereby and thereby, and which are set forth on Section 11.1(r) of the FBI Disclosure Schedules, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability.
Section 3.7    Compliance with Laws and Regulatory Filings.
(a)    FBI and each of its Subsidiaries have, since December 31, 2022, complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body applicable to FBI or any of its Subsidiaries, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans (collectively, “Banking Laws”). Neither FBI nor any of its Subsidiaries has had nor suspected any material incidents of fraud or defalcation involving FBI or Farmers State Bank or any of their respective officers, directors or Affiliates, during the last two (2) years. To the knowledge of FBI, each of FBI and Farmers State Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). Farmers State Bank is designated as a small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”
(b)    FBI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the MDF or any other Governmental Body having supervisory jurisdiction over FBI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the Ordinary Course of Business, no Governmental Body has initiated any Proceeding or, to FBI’s knowledge, investigation into the business or operations of FBI or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Farmers State Bank or FBI. FBI is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)(1)) and is “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Farmers State Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 325.103(b)(1)).
(c)    None of FBI, its Subsidiaries or, to the knowledge of FBI, any director, officer, employee, agent or other person acting on behalf of FBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of FBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FBI or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of FBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of FBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for FBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FBI or any of its Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
(d)    Notwithstanding the foregoing, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Section 3.7 that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Body) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
Section 3.8    Absence of Certain Changes. Except as set forth in Section 3.8 of the FBI Disclosure Schedules, since December 31, 2025, (a) FBI and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) neither FBI nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b), and (c) no Material Adverse Effect on FBI or Farmers State Bank has occurred.
Section 3.9    Investments. FBI has furnished or made available to HBI a true, correct and complete list, as of December 31, 2025, of all securities, including municipal bonds, owned by Farmers State Bank (the “Securities Portfolio”). All such securities are carried in accordance with GAAP consistent with applicable guidance issued by applicable regulatory authorities and are owned by Farmers State Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. There is no Person (other than Farmers State Bank and the Trust) in which the ownership interest of FBI, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To FBI’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio. Each of FBI and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that FBI believes are prudent and reasonable in the context of their respective businesses, and each of FBI and its Subsidiaries has, since December 31, 2022, been in compliance with such policies, practices and procedures in all material respects.
Section 3.10    Loan Portfolio and Allowance for Credit Losses.
(a)    All evidences of indebtedness to which FBI or any of its Subsidiaries is a party as a lender, lessor or creditor (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, and, assuming due authorization, execution and delivery thereof by the obligor, is enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither FBI nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan by FBI and its Subsidiaries and none has been asserted. FBI has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense with respect to any Loan.
(b)    The credit files of FBI and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to FBI or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of FBI or any of its Subsidiaries (including Loans that will be outstanding if FBI or such Subsidiary advances funds it is obligated to advance).
(c)     To the extent that Farmers State Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and

Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance in all material respects with all laws governing such program, including but not limited to all regulations and guidance issued by the U.S. Small Business Administration (“SBA”) with respect to Loans originated pursuant to or in association with the PPP. Farmers State Bank has not originated any Loan under the PPP to any insider, as the term is defined under Regulation O (12 C.F.R. Part 215). Farmers State Bank has not received any inquiry by the SBA regarding a request to audit a Loan under the PPP originated by Farmers State Bank.
(d)    The allowance for credit losses (the “Allowance”) shown on the FBI Financial Statements as of December 31, 2025 was, and the Allowance to be shown on any financial statements of FBI or Farmers State Bank or Consolidated Reports of Condition and Income of Farmers State Bank as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to Loans previously charged off, on Loans outstanding (including accrued interest receivable) of FBI or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make Loans or extend credit). FBI has adopted and fully implemented CECL (as defined herein), effective as of January 1, 2023.
Section 3.11    Certain Loans and Related Matters.
(a)    Except as set forth in Section 3.11(a) of the FBI Disclosure Schedules, as of December 31, 2025, neither FBI nor any of its Subsidiaries is a party to any written or oral: (i) Loan agreement, note or borrowing arrangement (other than credit card Loans and other Loans the unpaid balance of which does not exceed $10,000 per Loan) under the terms of which the obligor is sixty (60) calendar days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) Loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other Loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; or (iii) Loan agreement, note or borrowing arrangement in material violation of any law, regulation or rule applicable to FBI or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over FBI or any of its Subsidiaries.
(b)    Section 3.11(b) of the FBI Disclosure Schedules contains the “watch list of loans” of Farmers State Bank (“Watch List”) as of December 31, 2025. To the knowledge of FBI, there is no other Loan, Loan agreement, note or borrowing arrangement which should be included on the Watch List based on FBI’s or Farmers State Bank’s Ordinary Course of Business and safe and sound banking principles.
(c)    Except as set forth in Section 3.11(c) of the FBI Disclosure Schedules, no contracts pursuant to which FBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Each

Loan included in a pool of Loans originated, securitized or acquired by FBI or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to FBI or any of its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.
Section 3.12    Transactions with Affiliates. Except as set forth in Section 3.12 of the FBI Disclosure Schedules, there are no outstanding amounts payable to or receivable from, or advances by FBI or Farmers State Bank to, and neither FBI nor Farmers State Bank is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder, or other Affiliate of FBI or Farmers State Bank, or to FBI’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with FBI or Farmers State Bank and other than deposits held by Farmers State Bank in the Ordinary Course of Business. Except as set forth in Section 3.12 of the FBI Disclosure Schedules, neither FBI nor Farmers State Bank is a party to any transaction or agreement with any of its respective directors, executive Officers, or other Affiliates other than deposit accounts of those individuals at Farmers State Bank. All agreements between FBI and any of its Affiliates comply in all material respects, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223).
Section 3.13    Books and Records. The minute books, stock certificate books and stock transfer ledgers of FBI and each of its Subsidiaries (a) are complete and correct in all material respects, (b) the transactions entered therein represent bona fide transactions, and (c) do not fail to reflect transactions involving the business of FBI or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.14    Fiduciary Responsibilities. Neither FBI nor any of its Subsidiaries have offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including accounts for which FBI or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser.
Section 3.15    Real Property Owned or Leased.
(a)    Section 3.15(a) of the FBI Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by FBI or its Subsidiaries as of the date of this Agreement, including non-residential other real estate, and the owner or lessee thereof (the “FBI Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, FBI Real Property, all title insurance policies for FBI Real Property that is owned by FBI or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such owned FBI Real Property is subject, have been furnished or made available to HBI.

(b)    No lease or deed with respect to any FBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such FBI Real Property pertaining to its current primary purpose.
(c)    None of the buildings and structures located on any FBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any FBI Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant FBI Real Property. No condemnation proceeding is pending or, to FBI’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any FBI Real Property in the manner in which it is currently being used.
(d)    FBI or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all FBI Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the FBI Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.
(e)    All buildings and other facilities used in the business of FBI and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 3.16    Personal Property. Each of FBI and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “FBI Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in FBI Financial Statements, (b) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant FBI Personal Property, and (c) as set forth on Section 3.16(c) of the FBI Disclosure Schedules. Subject to ordinary wear and tear, the FBI Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.
Section 3.17    Environmental Laws. FBI and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last three (3) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. FBI is not aware of, nor has FBI or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of FBI or any of its Subsidiaries with all Environmental Laws. Neither FBI nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to any claim, lien, charge or other encumbrance against FBI or its Subsidiaries under any Environmental Laws. No FBI Real Property and, to FBI’s knowledge, no real property owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by FBI or its Subsidiaries or owned, operated or leased by FBI or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of FBI, has been the site of any release of any Hazardous Materials. To FBI’s knowledge, (a) no asbestos was used in the construction of any FBI Real Property (or any improvements thereon), (b) no real property currently or previously owned by FBI or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, (c) there are no underground storage tanks at any properties owned or operated by FBI or any of its Subsidiaries, and (d) no underground storage tanks have been closed or removed from any properties owned or operated by FBI or any of its Subsidiaries. FBI has made available to HBI all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to FBI Real Property, any real property formerly owned or operated by FBI or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of FBI or any of its Subsidiaries.
Section 3.18    Taxes.
(a)    Each of FBI and its Subsidiaries has duly and timely filed (after giving effect to any extensions of time in which to make such filings) all income and other material Tax Returns (as defined herein) it was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either FBI or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by FBI or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid to the appropriate Governmental Bodies. Neither FBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the Ordinary Course of Business). No written claim has ever been received by FBI or any of its Subsidiaries from a Governmental Body in a jurisdiction where FBI or any of its Subsidiaries, as applicable, does not file Tax Returns that indicated that FBI or any of its Subsidiaries, as applicable, is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of FBI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of FBI or any of its Subsidiaries to pay any Tax.
(b)    Each of FBI and its Subsidiaries has collected or withheld and duly paid to the appropriate Governmental Body all income and other material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Each of FBI and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid to any employee, independent contractor, creditor or other third party.
(c)    There is no pending action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of FBI or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which FBI has knowledge based upon contact with any agent of such Governmental Body. Section 3.18(c) of the FBI Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to FBI or any of its Subsidiaries for any period occurring during the three (3) most recently completed taxable years (and any other taxable year that remains open under applicable Tax law), indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. FBI has made available to HBI correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by FBI and its Subsidiaries with respect to any period occurring during the three (3) most recently completed taxable years (and any other taxable year that remains open under applicable Tax law).
(d)    Neither FBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)    Neither FBI nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FBI nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Except as set forth in Section 3.18(e) of the FBI Disclosure Schedules, neither FBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group (as defined herein) filing a consolidated federal income Tax Return (other than the Affiliated Group of which FBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than FBI and its Subsidiaries) under Treasury Regulations § 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(f)    Neither FBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(g)    None of FBI, any of its Subsidiaries, HBI or any Affiliate of HBI will be required to include any item of income in, and none of FBI, any of its Subsidiaries, HBI or any Affiliate of HBI will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any of the following in connection with FBI or any of its Subsidiaries: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), except as set forth in Section 3.18(g) of the FBI Disclosure Schedules; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election to defer Taxes pursuant to U.S. Pub. L. 116–136, the CARES Act, or any similar state, local, or non-U.S. Tax law or official guidance promulgated in connection with SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or related economic dislocation.
(h)    Neither FBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(i)    The unpaid Taxes of FBI and its Subsidiaries (i) did not, as of September 30, 2025, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in FBI Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FBI and its Subsidiaries in filing its Tax Returns. Since September 30, 2025, neither FBI nor its Subsidiaries has incurred any liability for Taxes outside the Ordinary Course of Business or inconsistent with past practice.
(j)    Neither FBI nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent (i) the Mergers, taken together, or (ii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither FBI nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Mergers, taken together, or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(k)    There is no limitation on the utilization by FBI or any of its Subsidiaries of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code or any similar provision of federal, state, local or non-U.S. Tax law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(l)    Neither FBI nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (“IRS”) (or any comparable ruling from any other taxing authority).
(m)    FBI and each of its Subsidiaries (other than the Trust, which is a grantor trust) has been treated as a C corporation for federal and state income tax purposes at all times since 1998 and each will be treated as a C corporation up to and on the Closing Date.
Section 3.19    Contracts and Commitments.
(a)    Except as set forth in Section 3.19(a) of the FBI Disclosure Schedules (the “FBI Contracts”), neither FBI nor any of its Subsidiaries is a party to or bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral, express or implied) or amendment thereto:
(i)    employment, personal services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;
(ii)    which would entitle any present or former director, officer, employee or agent of FBI or any of its Subsidiaries to indemnification from FBI or any of its Subsidiaries or imposed on FBI or any of its Subsidiaries indemnification obligations;
(iii)    collective bargaining agreements, memorandums of understanding, or other contracts with any Union (as defined herein);
(iv)    bonus, stock option, restricted stock, stock appreciation, phantom stock, equity or equity-based compensation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;
(v)    which provides that the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vi)    which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of FBI and or its Subsidiaries;
(vii)    requiring a notice of, consent to, waiver of, monetary fee or payment for or otherwise contains a provision relating to, triggered by or contemplating a “change of control”, acquisition, or merger of FBI or any of its Subsidiaries or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;
(viii)    material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(ix)    contract or commitment for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;
(x)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) calendar days after the date of this Agreement and not terminable upon notice of sixty (60) calendar days or less;
(xi)    which is not terminable on sixty (60) calendar days or less notice and involving the payment of more than $50,000 per annum;
(xii)    contract or option to purchase or sell any real or personal property other than any contract for the purchase or sale of personal property in the Ordinary Course of Business;
(xiii)    contract, agreement or letter with respect to the management or operations of FBI or Farmers State Bank imposed by any Governmental Body having supervisory jurisdiction over FBI or Farmers State Bank;
(xiv)    note, debenture, agreement, contract or indenture related to the borrowing by FBI or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business;
(xv)    guaranty by FBI or any of its Subsidiaries of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business;
(xvi)    excluding deposit relationships entered into in Ordinary Course of Business and compliance with applicable law, agreement with or extension of credit to any executive officer or director of FBI or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding FBI Stock, or any Affiliate of such Person;
(xvii)    agreement with any executive officer or director of FBI or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding FBI Stock or any Affiliate of such Person, relating to bank owned life insurance (“BOLI”);
(xviii)    lease of real property;
(xix)    containing covenants that limit the ability of FBI or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, FBI (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);
(xx)    obligating FBI or any of its Subsidiaries (or, after the consummation of the transactions contemplated hereby, HBI and its Affiliates) to conduct business with any third party on an exclusive or preferential basis, or that grants any person other than FBI or any of its Subsidiaries “most favored nation” status or similar rights;
(xxi)    relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;
(xxii)    providing any rights to investors in FBI or any of its Subsidiaries, including registration, preemptive or antidilution rights or rights to designate members of or observers to the board of directors of FBI or any of its Subsidiaries;
(xxiii)    any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) calendar days or less;
(xxiv)    pursuant to which FBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;
(xxv)    any agreement between Farmers State Bank, on the one hand, and a Person listed on Section 3.1(f) of the FBI Disclosure Schedules, on the other hand; or
(xxvi)    any contract, other than the foregoing, with payments aggregating $50,000 or more per annum not made in the Ordinary Course of Business.
(b)    Each FBI Contract is legal, valid and binding on FBI or its Subsidiaries, as the case may be, and to the knowledge of FBI, the other parties thereto, and is enforceable by FBI or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles). Each of FBI and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each FBI Contract and there are no existing material defaults by FBI or its Subsidiary, as the case may be, or, to the knowledge of FBI, the other party thereunder and, to the knowledge of FBI, there are no allegations or assertions of such by any party under such FBI Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each FBI Contract has been delivered or made available to HBI. “FBI Contract” does not include letters of credit, loans or unfunded loan commitments made by Farmers State Bank or deposit liabilities of Farmers State Bank.
Section 3.20    Fidelity Bonds and Insurance.
(a)    A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of FBI or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder, is set forth in Section 3.20(a) of the FBI Disclosure Schedules.

(b)    All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by FBI or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which FBI or such Subsidiary is a party; (iii) are usual and customary as to amount, scope and type of risk insured for the business conducted by FBI and its Subsidiaries; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of FBI, no insurer under any such policy or bond has canceled or indicated to FBI or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither FBI nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither FBI nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.
Section 3.21    Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of FBI, threatened, against FBI or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over FBI or any of its Subsidiaries. Neither FBI nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Body that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “FBI Regulatory Agreement”), nor has FBI or any of its Subsidiaries been advised in writing, or to the knowledge of FBI orally, by any Governmental Body that it is considering issuing, initiating, ordering, or requesting any such FBI Regulatory Agreement. Neither FBI nor any of its Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any FBI Regulatory Approvals, the Mergers, the Bank Merger or the other transactions contemplated by this Agreement, nor does FBI or any of its Subsidiaries have any reason to believe that HBI will not be able to obtain all FBI Regulatory Approvals for any reason attributable to FBI or its Subsidiaries.
Section 3.22    Employee Matters.
(a)    FBI has provided or made available to HBI a list of all current employees of FBI or any of its Subsidiaries (including, without limitation, those individuals for whom FBI or any of its Subsidiaries is a joint employer) as of the date of this Agreement, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act;

and (vii) payrolling entity. As of the Closing Date, all compensation payable to all employees of FBI and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on FBI’s interim financial statements) and there are no outstanding agreements, understandings, or commitments of FBI or its Subsidiaries with respect to any compensation.
(b)    FBI has provided or made available to HBI a list of all individuals who, as of the date of this Agreement, are parties to an independent contract or consulting agreement directly with FBI or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the Closing Date, all compensation payable to all independent contractors and consultants of FBI and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on FBI’s interim financial statements) and there are no outstanding agreements, understandings or commitments of FBI or its Subsidiaries with respect to any such compensation.
(c)    Neither FBI nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing nor, to FBI’s knowledge, purporting to represent any employee of FBI or its Subsidiaries. Neither FBI nor any of its Subsidiaries has a duty to bargain with any Union. As of the date of this Agreement, there is not any unfair labor practice charge or complaint or any other Proceedings pending before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to FBI’s knowledge, no such complaint has been threatened. Neither FBI nor any of its Subsidiaries has received any written notice concerning, and, to FBI’s knowledge, there are not and have never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees of FBI or its Subsidiaries, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of FBI or its Subsidiaries.
(d)    FBI and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of FBI, no person has asserted to FBI or any of its Subsidiaries that FBI or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any Taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to FBI’s knowledge, threatened against FBI or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and FBI has no knowledge of any basis on which any such Proceedings could be brought.
(e)    Neither FBI nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act (as defined herein).

Section 3.23    Compensation and Employee Benefit Plans.
(a)    Section 3.23(a) of the FBI Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (i) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of FBI or any of its ERISA Affiliates (as defined herein) and (ii) that are sponsored or maintained by FBI or any of its ERISA Affiliates, or (iii) to which FBI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of FBI or any of its ERISA Affiliates, or (iii) with respect to which FBI or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any employment or consulting agreement, or employee stock ownership, bonus, incentive, profit sharing, equity or equity-based compensation, stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, phantom stock, deferred compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, pension, paid time off (“PTO”) or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “FBI Employee Plan”). Neither FBI nor any of its Subsidiaries has any Liability under any employee benefit plans, policies, arrangements, programs, practices or agreements providing benefits or compensation to any service providers of FBI or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization. There are no pending or, to the knowledge of FBI, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any FBI Employee Plan. All FBI Employee Plans comply and have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. To the knowledge of FBI, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to FBI Employee Plans. All contributions, premiums or other payments required by law or by any FBI Employee Plan have been made or accrued by the due date thereof.
(b)    Neither FBI nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment health benefits under any FBI Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each FBI Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received or is the subject of a favorable determination, opinion, or advisory letter from the IRS and, to the knowledge of FBI, no event or circumstance has occurred that would disqualify any such FBI Employee Plan. FBI has provided or made available copies of (i) each FBI Employee Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each FBI Employee Plan together with each summary of material modification required under ERISA with respect to such FBI Employee Plan, (iii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iv) all determination, opinion or advisory letters from the IRS with respect to any FBI Employee Plan, (v) each trust agreement, insurance policy or other instrument relating to the funding or administration of any FBI Employee Plan, (vi) the three (3) most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the U.S. Department of Labor with respect to each FBI Employee Plan, (vii) the most recent determination or opinion letter issued by the IRS with respect to each FBI Employee Plan that is intended to qualify under Section 401 of the Code, (viii) the most recent available financial statements for each FBI Employee Plans, (ix) the most recent audited financial statements for each FBI Employee Plan for which audited statements are required by ERISA, (x) the most recent nondiscrimination tests performed under the Code, and (xi) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation, the U.S. Department of Labor or any other Governmental Entity relating to each FBI Employee Plan.
(c)    FBI and its ERISA Affiliates have complied in all material respects with the continuation coverage requirements of Section 601 et. seq. of ERISA and section 4980B of the Code, as well as the requirements of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder, and the Patient Protection and Affordable Care Act of 2010, and the rules and regulations promulgated thereunder. No event or circumstance exists that could reasonably be expected to result in a Tax, penalty or other Liability under Code sections 4980B, 4980D, 4980G, 4980H or 5000.
(d)    Neither FBI nor any of its ERISA Affiliates has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither FBI nor any of its ERISA Affiliates has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither FBI nor any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither FBI nor any of its ERISA Affiliates sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither FBI nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.
(e)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of FBI or any of its Subsidiaries now or following the Closing. There are no proceedings pending or threatened against or with respect to any FBI Employee Plan that would reasonably be expected to result in Liability to FBI or any of its ERISA Affiliates.
(f)    Except as set forth in Section 3.23(f) of the FBI Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of FBI or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, noncompetition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of

FBI or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause FBI to transfer or set aside any assets to fund any benefits under any FBI Employee Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any FBI Employee Plan on or following the Effective Time. Section 3.23(f) of the FBI Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any such severance, noncompetition, retention or bonus arrangements in accordance with GAAP on FBI’s consolidated balance sheet. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of FBI or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by FBI or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) (or any corresponding provision of state, local or foreign Tax law).
(g)    Except as set forth in Section 3.23(g) of the FBI Disclosure Schedules, neither FBI nor any of its Subsidiaries is a party to or bound by any plan or agreement under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity or equity-based compensation, may be granted to any employee, director or other service provider of FBI or any of its ERISA Affiliates.
(h)    The ESOP is now, and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The trust which implements and forms a part of the ESOP is now, and, to the knowledge of FBI, has been at all times since its inception, qualified under Section 501(a) of the Code. The securities held by the ESOP constitute “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” under Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code. A current favorable determination letter is in effect with respect to the ESOP.
(i)    The ESOP complies, and has been administered and operated in compliance, in all material respects, with its terms and all provisions of applicable Law. All amendments and actions required to bring the ESOP into conformity in all material respects with all applicable provisions of the Code, ERISA, and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. As of the Closing Date, neither FBI nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code.
(j)    Neither FBI nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA and would have a Material Adverse Effect on FBI. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP that would have a Material Adverse

Effect on FBI. Neither FBI nor the ESOP are parties to any loan or financing transaction with respect to the ESOP.
(k)    Each FBI Employee Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither FBI nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(l)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of FBI to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of FBI to merge, amend or terminate any FBI Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any FBI Employee Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. FBI has made available to HBI true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.
Section 3.24    Deferred Compensation and Salary Continuation Arrangements.
(a)    Section 3.24(a) of the FBI Disclosure Schedules contains a list of all nonqualified deferred compensation arrangements of FBI or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on FBI’s consolidated balance sheet. To the knowledge of FBI, each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.
(b)    Section 3.24(b) of the FBI Disclosure Schedules contains a list of all salary continuation arrangements of FBI or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on FBI’s consolidated balance sheet.
Section 3.25    Internal Controls. FBI and each of its Subsidiaries maintains accurate books and records reflecting its material assets and material liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) all material transactions are executed with management’s authorization; (b) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of FBI and to maintain accountability for FBI’s consolidated assets; (c) access to FBI’s material assets is permitted only in accordance with management’s authorization; (d) the reporting of FBI’s material assets is compared with existing assets at regular intervals; and (e) extensions of material credit and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither FBI’s nor any of its Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FBI, its Subsidiaries or their accountants, vendors and consultants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.
Section 3.26    Derivative Contracts. Neither FBI nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in FBI Financial Statements which is a financial derivative contract (including various combinations thereof).
Section 3.27    Deposits. No deposit of Farmers State Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the Ordinary Course of Business).
Section 3.28    Intellectual Property; Privacy.
(a)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FBI: (a)(i) FBI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property used in or otherwise necessary for the conduct of its business as currently conducted, (ii) to the knowledge of FBI, neither FBI nor any of its Subsidiaries have, since December 31, 2022, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which FBI or any of its Subsidiaries acquired the right to use any Intellectual Property and (iii) no person has asserted in writing to FBI or any of its Subsidiaries within the past six years that FBI or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of FBI, no person is challenging, infringing on or otherwise violating, any right of FBI or any of its Subsidiaries with respect to any Intellectual Property owned by FBI or its Subsidiaries; (c) neither FBI nor any of its Subsidiaries have received any written notice of any pending claim challenging any Intellectual Property owned by FBI or any of its Subsidiaries (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) FBI and its Subsidiaries have used reasonable best efforts to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by FBI and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any and all intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any and all: trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, corporate names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; computer software (including source code, object code, firmware, operating systems and specifications); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing. Following the Closing, the Surviving Corporation and its Subsidiaries will have all of the rights of FBI and its Subsidiaries with respect to the Intellectual Property to the same extent that FBI and its Subsidiaries have immediately prior to the Closing.
(b)    Neither FBI nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of FBI or any of its Subsidiaries or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.
(c)    (i) The computer, information technology and data processing systems, facilities and services used by FBI and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of FBI and each of its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of FBI and each of its Subsidiaries as currently conducted. To FBI’s knowledge, no third party or representative has gained unauthorized access to any Systems owned or controlled by FBI or its Subsidiaries, and FBI and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. FBI and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of FBI and each of its Subsidiaries in all material respects. FBI and each of its Subsidiaries have implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.
Section 3.29    Shareholders’ List. Section 3.29 of the FBI Disclosure Schedules contains a true, correct and complete list of the record holders of shares of FBI Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names, addresses according to the books and records of FBI, and number of shares held of record, which shareholders’ list is in all respects, accurate as of such date and shall be updated not more than five (5) Business Days prior to Closing.
Section 3.30    SEC Status; Securities Issuances. FBI is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by FBI and any of its Subsidiaries have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.
Section 3.31    Dissenting Shareholders. FBI has no knowledge of any plan or intention on the part of any shareholder of FBI to make written demand for payment of the fair value of such holder’s shares of FBI Stock in the manner provided in Section 2.3.
Section 3.32    Takeover Laws. This Agreement and the Mergers contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to FBI.
Section 3.33    Brokers, Finders and Financial Advisors. Section 3.33 of the FBI Disclosure Schedules sets forth fees or commissions payable by FBI to any broker, finder, financial advisor or investment banker in connection with this Agreement and the transactions contemplated hereby (collectively, the “FBI Advisory Fees”). Other than the FBI Advisory Fees, none of FBI, any of its Subsidiaries or, any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions that would be payable by FBI or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.
Section 3.34    Fairness Opinion. Prior to the execution of this Agreement, FBI has received a written opinion from Olsen Palmer LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the shareholders FBI pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF HBI AND MERGER SUB
HBI and Merger Sub represent and warrant to FBI as set forth below. On the date of this Agreement, HBI delivered to FBI schedules (the “HBI Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article IV or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the HBI Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement and shall not be deemed an admission by HBI that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect. The representations and warranties set forth below are further qualified by HBI’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 5, 2026 with the SEC, HBI’s Definitive Proxy Statement for the 2026 Annual Meeting of Shareholders of HBI, filed on April 17, 2026 with the SEC, and any Current Reports on Form 8-K filed prior to the date of this Agreement with respect to events occurring since December 31, 2025 (collectively, “HBI SEC Reports”) (it being understood that anything disclosed in the HBI SEC Reports shall be deemed disclosed for purposes of this Agreement but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature).
Section 4.1    Organization.
(a)    HBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Missouri. Hawthorn Bank is a Missouri state-chartered trust company duly organized, validly existing and in good standing under the laws of the State of Missouri.
(b)    HBI, Merger Sub and Hawthorn Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on HBI. HBI engages only in activities (and holds properties only of the types) permitted to financial holding companies by the BHC Act, and the rules and regulations promulgated thereunder.
(c)    Hawthorn Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate Loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the MDF, and (ii) is an insured depository institution as defined in the Federal Deposit Insurance Act. The deposit accounts of Hawthorn Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by Hawthorn Bank.
Section 4.2    Capitalization.
(a)    The authorized capital stock of HBI consists of 15,000,000 shares of HBI Common Stock, par value $1.00 per share, 6,890,143 shares of which are outstanding as of the date hereof, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding as of the date of this Agreement. As of the date hereof, there are 39,371 restricted stock unit awards outstanding in respect of shares of HBI Common Stock granted by HBI. HBI owns all of the issued and outstanding shares of common stock, par value $100.00 per share, of Hawthorn Bank (“Hawthorn Bank Stock”). All of the issued and outstanding shares of HBI Common Stock and Hawthorn Bank Stock are validly issued, fully paid and nonassessable, have been issued in compliance with and not in violation of any applicable federal or state laws, and have not been issued in violation of the preemptive rights of any Person.
(b)    At the Effective Time, the shares of HBI Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.
Section 4.3    Authority; Approvals.
(a)    Each of HBI and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which they are a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of HBI and Merger Sub and is a duly authorized, valid, legally binding agreement of each of HBI and Merger Sub and enforceable against HBI and Merger Sub in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of HBI and Merger Sub. No further corporate proceedings on the part of HBI or Merger Sub are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.
(c)    Section 4.3(c) of the HBI Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by HBI or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Mergers and the Bank Merger (collectively, the “HBI Regulatory Approvals” and together with the FBI Regulatory Approvals, the “Regulatory Approvals”). Other than the federal and state securities filings, including the Registration Statement on Form S-4, to be filed with the SEC under the Securities Act (the “Registration Statement”), and the HBI Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) HBI of this Agreement, or (ii) Hawthorn Bank of the Bank Merger Agreement.
Section 4.4    No Conflicts; Consents. Neither the execution and delivery by HBI of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by HBI with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of HBI or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of HBI or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HBI or any of its Subsidiaries is a party or by which it may be bound, or to which HBI or any of its Subsidiaries or any of the properties or assets of HBI or any of its Subsidiaries may be subject, or (b) assuming that the HBI Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to HBI or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on HBI.
Section 4.5    Proceedings. There are no Proceedings pending or, to HBI’s knowledge, threatened against HBI or any of its Subsidiaries, and HBI has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on HBI or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither HBI nor Hawthorn Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.
Section 4.6    Financial Statements.
(a)    HBI has furnished or made available to FBI true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 5, 2026, which contains HBI’s audited consolidated balance sheet (which includes the allowance for credit losses) as of December 31, 2025, and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2025 (the “HBI Financial Statements”).
(b)    The HBI Financial Statements have been prepared from the books and records of HBI and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of HBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.
(c)    Neither HBI nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities: (i) fully set forth or provided for in the HBI Financial Statements, (ii) incurred in the Ordinary Course of Business since December 31, 2025, or (iii) incurred in connection with this Agreement and the related documents to which HBI and its Subsidiaries are a party and the transactions contemplated hereby and thereby.
(d)    HBI and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of HBI and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of HBI, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of HBI’s and its Subsidiaries’ assets that could have a material effect on HBI’s financial statements.
(e)    HBI’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by HBI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to HBI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of HBI required under the Exchange Act with respect to such reports. HBI has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to HBI’s auditors and the audit committee of the board of directors of HBI (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect HBI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HBI’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public FBI Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
Section 4.7    Compliance with Laws and Regulatory Filings.
(a)    HBI and Hawthorn Bank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to HBI or Hawthorn Bank, including all Banking Laws and Environmental Laws. HBI and Hawthorn Bank have neither had nor suspected any material incidents of fraud or defalcation involving HBI, Hawthorn Bank or any of their respective officers, directors or Affiliates during the last two (2) years. Each of HBI and Hawthorn Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Hawthorn Bank that are designed to properly monitor transaction activity (including wire transfers). Hawthorn Bank has a Community Reinvestment Act rating of “satisfactory.”
(b)    HBI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the MDF, or any other Governmental Body having supervisory jurisdiction over HBI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to HBI’s knowledge, any investigation into the business or operations of HBI or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of HBI or Hawthorn Bank. HBI is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Hawthorn Bank is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).
(c)    There are no Proceedings pending or, to the knowledge of HBI, threatened, against HBI or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over HBI or any of its Subsidiaries. Neither HBI nor any of its Subsidiaries is subject to a formal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. HBI has no knowledge of any fact or circumstance relating to HBI or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does HBI have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in a timely manner in order to consummate the Mergers and the Bank Merger.
(d)    Notwithstanding the foregoing, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Section 4.7 that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Body) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
Section 4.8    SEC Reports.
(a)    HBI has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since December 31, 2022. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    HBI is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any noncompliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HBI.
Section 4.9    Absence of Certain Changes. Except as set forth in Section 4.9 of the HBI Disclosure Schedules, since December 31, 2025, (a) HBI and Hawthorn Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on HBI or Hawthorn Bank has occurred.
Section 4.10    Taxes.
(a)    Subject to applicable extension periods, HBI and its Subsidiaries have duly and timely filed all income and other material Tax Returns that each was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either HBI or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by HBI or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either HBI or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Bodies. Neither HBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the Ordinary Course of Business). No written claim has ever been received by HBI or any of its Subsidiaries from a Governmental Body in a jurisdiction where HBI or any of its Subsidiaries, as applicable, does not file Tax Returns that indicates that HBI or any of its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of HBI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of HBI or any of its Subsidiaries to pay any Tax.
(b)    HBI and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Each of HBI and its Subsidiaries has complied in all material respects with all information reporting obligations with respect thereto.

(c)    There is no pending action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of HBI or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which HBI has knowledge based upon contact with any agent of such Governmental Body.
(d)    Neither HBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)    Neither HBI nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Section 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Neither HBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which HBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than HBI and its Subsidiaries) under Treasury Regulations § 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(f)    Neither HBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(g)    Neither HBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(h)    Neither HBI nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent (i) the Mergers, taken together, or (ii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither HBI nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Mergers, taken together, or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(i)    HBI and each of its Subsidiaries has been treated as a C corporation for federal and state income tax purposes at all times since formation and each will be treated as a C corporation up to and on the Closing Date.
Section 4.11    Brokers, Finders and Financial Advisors. Other than fees payable by HBI to Raymond James & Associates, Inc., neither HBI, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.
Section 4.12    Fairness Opinion. Prior to the execution of this Agreement, HBI has received a written opinion from Raymond James & Associates, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be paid by HBI to the shareholders of FBI pursuant to this Agreement is fair, from a financial point of view, to HBI. Such opinion has not been amended or rescinded.
Section 4.13    No Financing. HBI has, and will have as of the Effective Time, sufficient cash on hand available to pay the Aggregate Cash Consideration. HBI does not need to obtain any financing in order to fund the payment of the Aggregate Cash Consideration.
Section 4.14    Compensation and Benefit Plans. Section 4.14 the HBI Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (a) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of HBI or any of its ERISA Affiliates (as defined herein), or (b) that are sponsored or maintained by HBI or any of its ERISA Affiliates, or (c) to which HBI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of HBI or any of its ERISA Affiliates, or (d) with respect to which HBI or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or employee stock ownership, severance, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, PTO or fringe benefit plan, policy, arrangement, program, practice or agreement other than an agreement for the employment or engagement of any employee, director, consultant, or other service provider that is not required to be disclosed under Regulation S-K promulgated by the SEC (each of the foregoing, a “HBI Employee Plan”). All of the HBI Employee Plans comply and have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws.
Section 4.15    HBI Information. The information relating to HBI and its Subsidiaries that is supplied by or on behalf of HBI for inclusion or incorporation by reference in the Registration Statement and the Registration Statement will not (with respect to the Proxy Statement, as of the date the Registration Statement is first mailed or delivered to FBI shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any HBI Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Registration Statement relating to HBI and HBI’s Subsidiaries and other portions thereof within the reasonable control of HBI and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

ARTICLE V.
COVENANTS OF FBI
FBI covenants and agrees with HBI and Merger Sub as follows:
Section 5.1    Approval of Shareholders of FBI; Efforts.
(a)    FBI shall, and shall cause its board of directors to, (i) take all commercially reasonable action in accordance with the federal securities laws, the laws of the State of Missouri and the Organizational Documents of FBI necessary to (1) call and give notice of a special meeting of its shareholders (the “FBI Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable within fifteen (15) calendar days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (2) schedule the FBI Shareholder Meeting to take place on a date that is within forty-five (45) calendar days after the Notice Date; (ii) use Commercially Reasonable Efforts to (x) cause the FBI Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of two-thirds (2/3) of the outstanding shares of FBI Stock entitled to vote thereon (the “FBI Shareholder Approval”); (iii) include in the Proxy Statement (as defined herein) the recommendation of the board of directors of FBI that the FBI shareholders approve and adopt this Agreement and the transactions contemplated hereby (the “FBI Board Recommendation”), (iv) except as permitted by Section 5.1(b), not withdraw, amend or modify the FBI Board Recommendation in a manner adverse to HBI (a “Change in Recommendation”), (v) unless there has been a Change in Recommendation, recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (vi) unless there has been a Change in Recommendation, reaffirm the FBI Board Recommendation within three (3) Business Days following a request by HBI, and (vii) unless there has been a Change in Recommendation, not make any statement, filing or release, in connection with the FBI Shareholder Meeting or otherwise, inconsistent with the FBI Board Recommendation. FBI shall adjourn or postpone the FBI Shareholder Meeting, if, (x) as of the time for which such meeting is originally scheduled, there are insufficient shares of FBI Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (y) if on the date of such meeting, FBI has not received proxies representing a sufficient number of shares necessary to obtain the FBI Shareholder Approval, or (z) after consultation with HBI, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which FBI’s board of directors has determines in good faith, after receiving the advice of its outside counsel, is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by FBI’s shareholders prior to the FBI Shareholder Meeting. FBI shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the FBI Shareholder Approval. FBI shall only be required to adjourn or postpone the FBI Shareholder Meeting two (2) times, for aggregate adjournments or postponements not exceeding forty-five (45) calendar days, pursuant to the immediately preceding sentence of this Section 5.1(a) and any further adjournments or postponements of the FBI Shareholder Meeting pursuant to such sentence (other than as provided in clause (z)) shall require the prior written consent of HBI. Except with the prior approval of HBI or as required by applicable law, no other matters shall be submitted for the approval of the shareholders of FBI at the FBI Shareholder Meeting.
(b)    Notwithstanding the foregoing, if FBI has complied with Section 5.5, the board of directors of FBI may effect a Change in Recommendation if FBI or any of its representatives receives an unsolicited bona fide Acquisition Proposal (as defined herein) before the FBI Shareholder Approval and the board of directors of FBI has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with FBI’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the FBI Shareholder Meeting shall be convened, this Agreement and the transactions contemplated hereby shall be submitted to the shareholders of FBI at the FBI Shareholder Meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve FBI of such obligation. In the event that there is present at the FBI Shareholder Meeting, in person or by proxy, sufficient favorable voting power to secure the FBI Shareholder Approval, FBI will not adjourn or postpone the FBI Shareholder Meeting unless FBI is advised by counsel in writing that failure to do so would result in a breach of the fiduciary duties of the board of directors of FBI. FBI shall keep HBI updated with respect to the proxy solicitation results in connection with the FBI Shareholder Meeting as reasonably requested by HBI.
(c)    If this Agreement is approved by FBI’s shareholders, FBI shall take all reasonable actions to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and HBI reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.
Section 5.2    Activities of FBI Pending Closing.
(a)    From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, and unless HBI has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement (including in Section 5.2(a) of the FBI Disclosure Schedules) or except as may be required by applicable law or an order or policy of a Governmental Body, FBI shall, and shall cause each of its Subsidiaries to:
(i)    conduct its affairs (including the making of or agreeing to make any Loans or other extensions of credit) only in the Ordinary Course of Business consistent with past practices and safe and sound banking principles;

(ii)    use Commercially Reasonable Efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;
(iii)    (iii) promptly (and in no event more than 48 hours) give written notice to HBI of (A) any material change in its business or operations, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over FBI or any of its Subsidiaries, (C) the commencement or to FBI’s knowledge threat of any Proceeding against FBI or any of its Subsidiaries or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of FBI contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on FBI or Farmers State Bank; and
(iv)    except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of FBI or HBI to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.
(b)    From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, except (1) as expressly permitted by this Agreement (including in Section 5.2(b) of the FBI Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, FBI shall not, and shall not permit any of its Subsidiaries to, without the written consent of HBI (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)    adjust, split, combine or reclassify any of FBI Stock;
(ii)    make, acquire, modify or renew, or agree to make, acquire, modify or renew, any Loans, Loan participations or other extensions of credit (whether directly or indirectly through the purchase of Loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date of this Agreement, or (B) would not be in the Ordinary Course of Business consistent with past practices and safe and sound banking principles;
(iii)    make, acquire, renew, amend, modify, extend the term of, extend the maturity of or grant the forbearance or issue a commitment to do any of the foregoing for any Loan of more than $250,000; provided, however, that HBI’s consent shall be deemed to have been given if FBI has made a written request via e-mail to Jason Schwartz (jschwartz@hawthornbank.com), chief credit officer of HBI or Brent M. Giles, chief executive officer of HBI (bgiles@hawthornbank.com), for permission to take any action otherwise prohibited by this Section 5.2(a)(iii) and has provided HBI with information reasonably requested by HBI to make an informed decision with respect to such request, and HBI has failed to respond to such request within two (2) Business Days after HBI’s receipt of such request;
(iv)    renew, extend the maturity of, or alter any of the material terms of any (A) Loans classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classification by Farmers State Bank or by its state or federal regulators in its most recent examination, or (B) Loans on the internal Watch List provided to HBI; provided, however, that HBI’s consent shall be deemed to have been given if FBI has made a written request via e-mail to Jason Schwartz (jschwartz@hawthornbank.com), chief credit officer of HBI or Brent M. Giles, chief executive officer of HBI (bgiles@hawthornbank.com), for permission to take any action otherwise prohibited by this Section 5.2(a)(iv) and has provided HBI with information reasonably requested by HBI to make an informed decision with respect to such request, and HBI has failed to respond to such request within two (2) Business Days after HBI’s receipt of such request;
(v)    make or commit to make a Loan to any borrower with an outstanding Loan described in Section 5.2(b)(iv);
(vi)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise, vesting or settlement of FBI Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date of this Agreement;
(vii)    grant any FBI Equity Awards, stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of incentive, equity or equity-based compensation;
(viii)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;
(ix)    enter into, amend, modify, renew, terminate or waive any material provision of any agreement of the type that would be required to be disclosed in Section 3.19(a) of the FBI Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the Ordinary Course of Business consistent with past practices and safe and sound banking practices;
(x)    (i) hire or terminate (other than for cause) any employee or independent contractor, except for hiring at will employees at an annual salary not to exceed $55,000 to fill vacancies that may arise in the Ordinary Course of Business, or (ii) promote any employee except to fill vacancies that may arise in the Ordinary Course of Business;
(xi)    grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of FBI or any of its Subsidiaries, either individually or as part of a class of similarly situated Persons;
(xii)    except in the Ordinary Course of Business consistent with past practice and safe and sound banking practices, (A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, or (C) institute any new employee welfare, retirement or similar plan or arrangement or any new plan or arrangement that would constitute a FBI Employee Plan;
(xiii)    except pursuant to agreements or arrangements in effect on the date of this Agreement, or making or renewing Loans to officers, directors, or any of their respective immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) and compliant with FBI’s Regulation O policies and procedures, pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement or advancement in the Ordinary Course of Business consistent with past practice;
(xiv)    amend any FBI Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;
(xv)    (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of FBI Stock, other than the payment of (y) dividends from Farmers State Bank to FBI, and (z) regular quarterly cash dividends on FBI Stock in the amount of no more than $1.00 per share of FBI Stock, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of FBI Stock;
(xvi)     make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;
(xvii)    sell, transfer, convey, mortgage, encumber or otherwise dispose of any assets (tangible or intangible), deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to FBI or any of its Subsidiaries, other than non-exclusive licenses granted in the Ordinary Course of Business, except in the Ordinary Course of Business consistent with past practices and safe and sound banking practices;
(xviii)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by HBI of a recent Phase I environmental review thereof;
(xix)    increase or decrease the rate of interest paid on deposit accounts, including new or renewed time deposits, except in a manner and pursuant to policies consistent with past practices, safe and sound banking practices and market rates;

(xx)    charge off any Loan or other extension of credit greater than $25,000 without three (3) Business Days’ prior written notice to HBI of the amount of such charge-off; provided, that if such charge-off is made at the request of a Governmental Body, then no prior notice or consent by HBI will be required;
(xxi)    (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the Ordinary Course of Business any property or assets of, any other Person;
(xxii)     materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the Allowance, and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;
(xxiii)    amend or change any provision of the Organizational Documents of FBI or any of its Subsidiaries;
(xxiv)    make any capital expenditure which would exceed $10,000 individually or $25,000 in the aggregate;
(xxv)    prepay any indebtedness or other similar arrangements so as to cause FBI to incur any prepayment penalty thereunder;
(xxvi)    excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, except in the Ordinary Course of Business consistent with past practices and safe and sound banking practices;
(xxvii)     settle any Proceeding (A) involving payment by it of money damages in excess of $25,000 in the aggregate or (B) imposing any material restriction on the operations of FBI or any of its Subsidiaries;
(xxviii)    purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of one (1) year or less and an AA rating by at least one nationally recognized ratings agency;
(xxix)    make any changes to the manner in which the Securities Portfolio is classified or reported;
(xxx)    make, change or revoke any Tax election or Tax method of accounting, settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations;
(xxxi)    take or cause to be taken any action that would reasonably be expected to cause the Mergers, taken together, or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not fail to take or cause to be taken any action required to cause the Mergers, taken together, and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;
(xxxii)    issue a replacement of any certificate representing its securities except upon (i) written notice to HBI, (ii) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to HBI and (iii) if required by HBI, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of FBI Stock represented therein; or
(xxxiii)    agree to do any of the foregoing.
Section 5.3    Access to Properties and Records.
(a)    To the extent permitted by applicable law, FBI shall and shall cause each of its Subsidiaries, upon reasonable notice from HBI to FBI to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of HBI full access to the properties, books and records of FBI and its Subsidiaries during normal business hours in order that HBI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of FBI and its Subsidiaries and to conduct the environmental investigations provided in Section 5.11, and (ii) furnish HBI with such additional financial and operating data and other information as to the business and properties of FBI as HBI shall, from time to time, reasonably request.
(b)    As soon as practicable after they become available, FBI shall deliver or make available to HBI all unaudited monthly and quarterly financial information prepared for the internal use of management of FBI and all Consolidated Reports of Condition and Income filed by Farmers State Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, HBI shall return to FBI all documents and other information obtained pursuant hereto and shall keep confidential any information obtained pursuant to Section 7.2.
Section 5.4    Information for Regulatory Applications and SEC Filings.
(a)    To the extent permitted by law and during the pendency of this Agreement, FBI shall furnish HBI with all information concerning FBI or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by HBI with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. FBI shall fully cooperate with HBI in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. FBI shall, upon reasonable request by HBI, furnish to HBI all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of HBI, FBI or any of their respective Subsidiaries to any regulatory agency or other Governmental Body in connection with the Mergers or the Bank Merger and the other transactions contemplated by this Agreement.
(b)    None of the information relating to FBI and its Subsidiaries that is provided by FBI for inclusion in (i) the Proxy Statement to be prepared in accordance with FBI’s Organizational Documents and applicable law and mailed or delivered to FBI’s shareholders in connection with the solicitation of proxies by the board of directors of FBI for use at the FBI Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing or delivering the Proxy Statement to FBI’s shareholders, at the time of the FBI Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 5.5    No Solicitation; Acquisition Proposals.
(a)    Neither FBI nor any of its Subsidiaries shall, and they shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an Acquisition Proposal, or (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5 by any Subsidiary of FBI shall constitute a breach of this Section 5.5 by FBI. In addition to the foregoing, unless this Agreement has been terminated in accordance with Section 9.1, FBI shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Notwithstanding any other provision in this Agreement, nothing herein shall restrict FBI or any of its Subsidiaries, or their respective directors, officers, agents or representatives, from (y) informing any Person of the terms of Sections 5.1 and 5.5 or (z) seeking a clarification or other information from any Person with respect to an Acquisition Proposal.
(b)    Promptly (but in no event more than forty-eight (48) hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, FBI shall advise HBI in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and FBI shall as promptly as reasonably practicable (but in no event more than forty-eight (48) hours) provide to HBI (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. FBI shall keep HBI reasonably informed on a reasonably current basis of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.
(c)    Notwithstanding anything herein to the contrary, if at any time prior to the FBI Shareholder Meeting either FBI or any of its Subsidiaries receives an Acquisition Proposal that did not result from a breach of Section 5.5(a) and that the board of directors of FBI determines in good faith, after consultation with its legal counsel and financial advisor, constitutes or would be reasonably be expected to lead to a Superior Proposal, then FBI or any of its Subsidiaries may (i) engage or participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) and (ii) furnish or cause to be furnished to such Person (and its representatives) any confidential or nonpublic information or data with respect to FBI and any of its Subsidiaries, provided that before furnishing any such information to such Person pursuant to this clause (ii), FBI shall have entered into a customary confidentiality agreement with such Person and, provided further, that such information shall be provided by FBI to HBI prior to or substantially concurrently with providing such information to such Person to the extent not previously furnished to HBI.
(d)    Notwithstanding anything herein to the contrary, at any time prior to the FBI Shareholder Meeting, the board of directors of FBI may make a Change in Recommendation and submit this Agreement to FBI’s shareholders without the FBI Board Recommendation (although the resolution approving this Agreement may not be rescinded), if (i) FBI has received a Superior Proposal (after giving effect to the terms of any revised offer by HBI pursuant to this Section 5.5(d)), and (ii) the board of directors of FBI has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to make the Change in Recommendation; provided, that the board of directors of FBI may not take the actions set forth in this Section 5.5(d) unless:
(i)    such Superior Proposal did not result from a violation of this Section 5.5;
(ii)    FBI has provided HBI at least four (4) Business Days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);
(iii)    during such four (4) Business Day period, FBI has and has caused its financial advisors and outside legal counsel to consider and negotiate with HBI in good faith (to the extent HBI desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by HBI; and
(iv)    the board of directors of FBI has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by HBI prior to the close of business on such fourth (4th) Business Day, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the Change in Recommendation.
Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.5(d) and will require a new determination and notice period as referred to in this Section 5.5(d); provided, that such notice period shall be two (2) Business Days.
(e)    FBI and each of its Subsidiaries shall, and FBI shall direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than HBI, Hawthorn Bank and their representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) except to the extent the board of directors of FBI determines that such action or failure to act would reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.
(f)    Nothing contained in this Agreement shall prevent FBI or its board of directors from making any other disclosure to the shareholders of FBI that FBI or its board of directors determines in good faith is reasonably required by applicable law; provided, that any Change in Recommendation must comply with this Section 5.5.
Section 5.6    Termination of Contracts. FBI shall use Commercially Reasonable Efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that each contract listed on Section 5.6 of the FBI Disclosure Schedules will, if the Merger occurs, be terminated as of such date set forth on Section 5.6 of the FBI Disclosure Schedules; provided, however, that until the thirtieth (30th) calendar day prior to Closing, HBI shall have the right to add to Section 5.6 of the FBI Disclosure Schedules any vendor contract not then listed on Section 5.6 of the FBI Disclosure Schedules to the extent any such contract had not been made available to HBI prior to the date of this Agreement (the “Contracts to be Terminated”); provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by FBI or Farmers State Bank in connection with the termination of any Contract to be Terminated shall be accrued or paid by FBI on or prior to the Calculation Date based upon the applicable contract termination date set forth on Section 5.6 of the FBI Disclosure Schedules. Such notice and actions by FBI shall be in accordance with the terms of such contracts, and FBI will provide a draft of the notice to HBI prior to providing notice of termination to FBI’s counterparty and shall copy HBI on all communications with such counterparty regarding termination. For the avoidance of doubt, HBI shall not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.6. For the avoidance of doubt, the use of “Commercially Reasonable Efforts” by FBI as used in this Section 5.6 shall include the payment or accrual of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.
Section 5.7    Liability Insurance. FBI, at its own expense, shall obtain for a period of not less than six (6) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the six (6) year period immediately preceding the Effective Time, under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance ((i) through (vii) collectively, the “Tail Policy”), for each person and entity, including, without limitation, FBI, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by FBI or its Subsidiaries; provided, however, that the premium for such Tail Policy shall not exceed 150% of FBI’s current annual premium amount for its current insurance coverage.
Section 5.8    Allowance for Credit Losses. FBI shall cause Farmers State Bank to maintain its Allowance in accordance with GAAP and all applicable rules and regulations and at a level reasonably estimated by management to be adequate in all respects to provide for all probable losses, net of recoveries relating to Loans previously charged off, on all outstanding Loans of FBI or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit).
Section 5.9    Third-Party Consents. FBI shall use Commercially Reasonable Efforts, and HBI shall reasonably cooperate with FBI at FBI’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4(b) of the FBI Disclosure Schedules.
Section 5.10    Coordination; Integration.
(a)    The senior officers of FBI and Farmers State Bank agree to meet with senior officers of HBI and Hawthorn Bank, on a semi-monthly basis or as reasonably requested by HBI or FBI, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Hawthorn Bank, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of FBI and Farmers State Bank; provided, that HBI and Hawthorn Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of FBI or Farmers State Bank, and to the extent permitted by applicable law, each of FBI and Farmers State Bank agrees to give reasonable consideration to HBI’s input on such matters, consistent with this Section 5.10, with the understanding that HBI shall in no event be permitted to exercise control of FBI or Farmers State Bank prior to the Effective Time and, except as specifically provided under this Agreement, FBI and Farmers State Bank shall have no obligation to act in accordance with HBI’s input.

(b)    Commencing after the date of this Agreement, FBI shall distribute by overnight mail or by electronic mail a copy of any FBI or Farmers State Bank board package, including the agenda and any draft minutes, to HBI promptly after it distributes a copy to the board of directors of FBI or Farmers State Bank; provided, however, that FBI shall not be required to provide to HBI copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of FBI, (ii) any matter that FBI’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of FBI’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to FBI’s or Farmers State Bank’s board of directors or the Loan Committee of FBI’s or Farmers State Bank’s board of directors with respect to loan- or credit-related information, including, but not limited to, Loan pricing or credit decisions.
(c)    Commencing after the date of this Agreement, FBI shall provide HBI with real time access to a data share file portal (the “Loan Portal”), which is updated weekly and used by the senior loan officers and members of Farmers State Bank’s Loan Committee (collectively, the “FBI Loan Representatives”). The Loan Portal contains all documents, reports and other materials prepared for and/or provided to FBI Loan Representatives, including, but not limited to, summaries of all Loans, Loan participations, other extensions of credit and charge-offs approved or requested in a given week, weekly updates on past dues and classified Loans, and certain documents related thereto.
(d)    Commencing after the date of this Agreement, FBI shall provide HBI with a monthly deposit report of Farmers State Bank that includes, without limitation, a detailed report of all new, renewed and closed deposit accounts and including, without limitation, a list of each such accounts, the amount of deposits in such accounts and the rate of interest paid on deposits in such accounts.
(e)    Commencing after the date of this Agreement and to the extent permitted by applicable law, HBI, Hawthorn Bank, FBI and Farmers State Bank shall use their Commercially Reasonable Efforts to plan the integration of FBI and Farmers State Bank with the businesses of HBI and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall HBI or its Affiliates be entitled to control FBI or Farmers State Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of FBI and Farmers State Bank in the Ordinary Course of Business, FBI’s and Farmers State Bank’s employees and officers shall use their Commercially Reasonable Efforts to provide support, including support from FBI’s and Farmers State Bank’s outside contractors, and to assist HBI in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. HBI shall provide such assistance of its personnel as FBI and Farmers State Bank shall request to permit FBI and Farmers State Bank to comply with their obligations under this Section 5.10.

Section 5.11    Environmental Investigation; Rights to Terminate Agreement.
(a)    HBI and its consultants, agents and representatives shall have the right to the same extent that FBI or Farmers State Bank has such right (at HBI’s cost and expense), but not the obligation or responsibility, to inspect any FBI or Farmers State Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) calendar days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by HBI, HBI shall (i) notify FBI of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to FBI for such Secondary Investigation, for which HBI agrees to afford FBI the ability to comment on and HBI agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation on or prior to sixty (60) calendar days after the date of receipt of FBI’s comments. HBI shall give reasonable notice to FBI of such Secondary Investigations, and FBI may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.
(b)    HBI agrees to indemnify and hold harmless FBI for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by HBI or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of HBI or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. HBI shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by FBI in the exercise of its sole discretion and not by HBI. HBI shall make no such report prior to Closing unless required to do so by law, and in such case shall give FBI reasonable prior written notice of HBI’s intentions so as to enable FBI to review and comment on such proposed report.
(c)    To the extent that HBI identifies any past or present events, conditions or circumstances that would require further reporting, remediation or cleanup action under Environmental Laws, FBI shall use all Commercially Reasonable Efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), FBI shall include the after-tax amount of the costs reasonably expected to be incurred by the Surviving Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining the FBI Expenses as defined in Section 11.1(r).

(d)    HBI shall have the right to terminate this Agreement within ninety (90) calendar days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by HBI because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on FBI; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws, including, without limitation, an Environmental Inspection, Secondary Investigation or other environmental survey identifying the presence of any asbestos-containing material or mold in, on or under any FBI Real Property, involving an expenditure reasonably expected by HBI to exceed $1,000,000 or that is reasonably likely to have a Material Adverse Effect on FBI or Farmers State Bank; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any FBI Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law, and that is reasonably likely to have a Material Adverse Effect on FBI or Farmers State Bank. In the event HBI terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.11(d), if FBI reimburses HBI for the costs of preparing any Environmental Inspections, HBI shall deliver to FBI copies of any environmental report, engineering report, or property condition report prepared by HBI or any third party with respect to any FBI Real Property. Any results or findings of any Environmental Inspections shall not be disclosed by HBI to any third party not affiliated with HBI, unless HBI is required by law to disclose such information.
(e)    FBI agrees to make available upon request to HBI and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any FBI Real Property including the results of other environmental inspections and surveys to the extent such documents are in the possession of FBI. FBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with HBI and, at HBI’s cost and expense, shall be entitled to certify the same in favor of HBI and its consultants, agents and representatives and make all other data available to HBI and its consultants, agents and representatives.
Section 5.12    Bank Merger. Prior to the Effective Time, FBI shall cause Farmers State Bank to cooperate with HBI and Hawthorn Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time and after the Merger.
Section 5.13    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in shareholders’ equity and cash flows of FBI for the periods then ended, which may be provided by FBI to HBI subsequent to the date of this Agreement, shall be prepared from the books and records of FBI and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of FBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by Farmers State Bank subsequent to the date of this Agreement shall fairly present the financial position of Farmers State Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.
Section 5.14    Employee Benefit Plans. FBI or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as HBI may reasonably require in order to cause the termination of all the FBI Employee Plans listed on Section 3.23(a) of the FBI Disclosure Schedules on terms reasonably satisfactory to HBI and in accordance with applicable law, with such termination effective not later than immediately prior to the Effective Time, it being understood and agreed that the winding up of any such FBI Employee Plan may be completed following the Closing Date. For the avoidance of doubt, this Section 5.14 shall not apply to any FBI Employee Plan with respect to which FBI or one of its Subsidiaries does not possess the unilateral right to amend or terminate such plan. As of the Closing Date, FBI shall have fully accrued the total amount of benefits due to each participant under any FBI Employee Plans listed on Section 3.23(a) of the FBI Disclosure Schedules, with such amounts calculated based on the benefit that would be owed to such participant upon a termination of employment immediately following the Closing Date and accrued in accordance with GAAP on FBI’s consolidated balance sheet.
Section 5.15    Regulatory Matters. FBI shall and shall cause Farmers State Bank to take all necessary actions to address and remediate any findings of or requests, if any, made by a Governmental Body of FBI or Farmers State Bank prior to Closing, or if not possible to address and remediate such findings or requests prior to Closing, FBI shall accrue an amount sufficient to cover expenses reasonably required by HBI to timely remediate after the Merger.
Section 5.16    Payment of Indebtedness. On or before the Closing Date, FBI shall have accrued for all of FBI’s obligations under the indebtedness set forth on Section 5.16 of the FBI Disclosure Schedules (the “FBI Indebtedness”) in accordance with the Payoff Letter (as defined herein).
Section 5.17    Termination of ESOP. FBI will take all action necessary to terminate the ESOP effective immediately before the Effective Time, and FBI or the ESOP will pay all termination fees, or accrue for same, if any, associated with the termination prior to the Effective Time. FBI will not permit the trustees of the ESOP to make any distributions under the ESOP until the earlier of (a) receipt of a favorable IRS determination letter as to termination of the ESOP, (b) the last day on which the trustees are required to make that distribution under the terms of the ESOP, or (c) a date otherwise consented to by HBI. FBI will not amend the ESOP (other than as necessary to terminate it or as required by law) between the date of this Agreement and the Effective Time to accelerate the time of any distribution under the ESOP.
Section 5.18    Accrual and Payment of PTO. On or before the Closing Date, FBI shall have taken all actions necessary to (i) accrue any and all unaccrued PTO with respect to all FBI

Employees (as defined herein), and (ii) pay such PTO to such FBI Employees, as applicable, in the manner described in Section 6.6 of the HBI Disclosure Schedules.
Section 5.19    No Control. Nothing contained in this Agreement shall give HBI, directly or indirectly, the right to control or direct the operations of FBI or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give FBI, directly or indirectly, the right to control or direct the operations of HBI or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of FBI and HBI shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI.
COVENANTS OF HBI
HBI covenants and agrees with FBI as follows:
Section 6.1    Regulatory Filings; Efforts. Within sixty (60) calendar days following the date of this Agreement, HBI shall prepare and file, or shall cause to be prepared and filed, all necessary applications or other documentation with the Federal Reserve Board, the FDIC, the MDF, and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger. Prior to filing such applications, HBI will provide FBI drafts of the non-confidential portions of such applications and incorporate FBI’s reasonable comments to such applications. HBI shall take all reasonable action to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. HBI shall provide FBI with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. HBI shall pay, or shall cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.
Section 6.2    Registration Statement.
(a)    Within sixty (60) calendar days following the date of this Agreement, HBI shall prepare and file the Registration Statement and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of FBI constituting a part thereof (collectively, the “Proxy Statement”), relating to the shares of HBI Common Stock to be delivered to the shareholders of FBI pursuant to this Agreement. Each of HBI and FBI shall use its Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. FBI and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about FBI and the meeting of

FBI’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.
(b)    Upon the Registration Statement being declared effective, FBI shall thereafter mail or deliver the Proxy Statement to its shareholders, the cost of which shall be shared equally by HBI and FBI. HBI shall also use its Commercially Reasonable Efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FBI shall furnish all information concerning FBI and the holders of FBI Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to FBI or HBI, or any of their respective affiliates, directors or officers, should be discovered by FBI or HBI that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to FBI’s shareholders.
(c)    None of the information relating to HBI and its Subsidiaries that is provided by HBI for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing or delivering the Proxy Statement to FBI’s shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 6.3    Nasdaq Listing. HBI shall file all documents required to be filed to have the shares of HBI Common Stock to be issued pursuant to this Agreement included for listing on Nasdaq and use its Commercially Reasonable Efforts to effect said listing.
Section 6.4    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date of this Agreement until the Effective Time, HBI shall and shall cause each of its Subsidiaries to (a) maintain its and their corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use Commercially Reasonable Efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its present executive officers and directors and (iii) preserve its relationships and goodwill with customers and advantageous business relationships; and (e) conduct its affairs in the Ordinary Course of Business.

Section 6.5    Negative Covenants. HBI shall not, nor shall it permit any of its Subsidiaries or Affiliates to, (a) amend its Organizational Documents in a manner that would adversely affect FBI, (b) take, or fail to take, any action that would reasonably be expected to prevent the Mergers, taken together, or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of HBI, would adversely affect or delay (i) HBI’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) HBI’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.
Section 6.6    Employee Matters.
(a)    Except as described in as described in Section 6.6 of the HBI Disclosure Schedules, each employee of FBI and its Subsidiaries who remains in the active employment of HBI or its Subsidiaries after the Closing Date (collectively, the “FBI Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of HBI and Hawthorn Bank with credit for prior service with FBI or any of its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by HBI or Hawthorn Bank in which such FBI Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable FBI Employee Plan immediately prior to the Closing, to the extent permitted by such HBI plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. To the extent permitted by such HBI plans and applicable law, HBI shall use Commercially Reasonable Efforts to cause any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs to be waived with respect to each FBI Employee and their eligible dependents. To the extent permitted by the applicable HBI plans and applicable law, HBI shall use Commercially Reasonable Efforts to credit each FBI Employee and his or her eligible dependents for the year during which coverage under HBI’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such FBI Employee during such year under FBI’s group health plan. For purposes of determining FBI Employees’ benefits for the calendar year in which the Merger occurs under HBI’s vacation program, any vacation taken by a FBI Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs shall be deducted from the total HBI vacation benefit available to such FBI Employee for such calendar year. Notwithstanding the foregoing, HBI or Hawthorn Bank will honor accrued PTO of the FBI Employees as described in Section 6.6 of the HBI Disclosure Schedules.
(b)    The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any FBI Employee or other current or former employee of FBI or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any FBI Employee Plan or any employee benefit plan of HBI or any of its Affiliates.
(c)    HBI’s retention of any FBI Employees after the Effective Time will be subject to and contingent on the recipient of such offer of employment complying with all of HBI’s standard employment requirements, and, as such, HBI will not be obligated to extend offers of employment to any individual who, following HBI’s standard pre-employment tests and screenings, does not meet HBI’s standard rules, standards or policies. Furthermore, it is understood and agreed that (i) HBI’s offer of employment to a FBI Employee will not alone constitute a commitment, contract or understanding (expressed or implied) or any obligation on the part of HBI or its Affiliates to a post-Closing employment relationship of any fixed term or duration or upon any specific terms or conditions, and (ii) employment is “at-will” and may be terminated by HBI or by the hired employee at any time, for any reason or for no reason whatsoever. Any FBI Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment whose employment is terminated involuntarily (other than for cause) by HBI or its Affiliates within six (6) months from the Closing will receive, subject to the FBI Employee’s execution, return, and non-revocation of a release of claims against HBI and its Affiliates in a form reasonably acceptable to HBI, a lump sum severance payment in an amount equal to two (2) weeks’ pay for each year of prior service with FBI; provided, that the minimum severance payment shall be four (4) weeks’ pay and the maximum severance shall be twenty-six (26) weeks’ pay. For purposes of this Section 6.6, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of HBI and its Subsidiaries, provided that the employee was given prior notice of such policies, (ii) the employee’s commission of an act of fraud, embezzlement or theft against HBI or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the employee’s willful refusal to substantially perform the duties and responsibilities of his or her position with Hawthorn Bank; provided that, in the case of (i) and (iv), if curable, the employee must be provided notice of the refusal to comply with policy or perform duties, and be provided a reasonable opportunity to cure such basis for cause. For the avoidance of doubt, all FBI Employees then employed by HBI or its Affiliates subsequent to the Effective Time will be “at-will” employees of HBI.
Section 6.7    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows of HBI for the periods then ended, which may be filed by HBI with the SEC subsequent to the date of this Agreement, shall be prepared from the books and records of HBI and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of HBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP.

Section 6.8    Issuance of HBI Common Stock; Stock Reserves. The shares of HBI Common Stock to be issued by HBI to the shareholders of FBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of HBI Common Stock to be issued to the shareholders of FBI pursuant to this Agreement are and shall be free of any preemptive rights of the shareholders of HBI or any other Person. HBI agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of HBI Common Stock to fulfill its obligations under this Agreement.
Section 6.9    Director and Officer Indemnification.
(a)    For a period of six (6) years after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of FBI and each of its Subsidiaries, HBI shall indemnify and hold harmless each present director and executive officer of FBI or Farmers State Bank, as applicable, determined as of the Effective Time (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by such Indemnified Party, solely in their capacities as a director or executive officer of FBI or any of its Subsidiaries, as applicable, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or executive officer of FBI or any of its Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents of FBI or any of its Subsidiaries, as applicable, in each case as in effect on the date of this Agreement and to the extent permitted by applicable law; provided, however, that (i) on or before the Closing Date, FBI has obtained the Tail Policy pursuant to Section 5.7, and (ii) notwithstanding anything to the contrary set forth in the Organizational Documents of FBI or any of its Subsidiaries, as applicable, HBI will have no obligation to advance any expenses incurred or to be incurred by any Indemnified Party in (A) any claim, action, suit, proceeding or investigation brought by any Indemnified Party against HBI or any Subsidiary of HBI (or their respective successors) in advance of the final disposition thereof, or (B) any claim, action, suit, proceeding or investigation brought by HBI or any Subsidiary of HBI (or their respective successors) against any Indemnified Party in advance of the final disposition thereof.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify HBI, but the failure to so notify will not relieve HBI of any liability it may have to the Indemnified Party to the extent such failure does not prejudice HBI. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) HBI will have the right to assume the defense thereof and bear the costs incurred in connection therewith and HBI will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if HBI elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between HBI and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to HBI, and HBI shall promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) HBI will not be liable for any settlement effected without its prior written consent and (iv) HBI will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
(c)    If HBI fails to pay promptly the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against HBI for failure to provide indemnification, HBI shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if HBI, or any of its successors or assigns, shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of HBI or the surviving company shall assume the obligations set forth in this Section 6.9 prior to or simultaneously with the consummation of such transaction.
Section 6.10    FBI Director Resignations. FBI shall use Commercially Reasonable Efforts to deliver to HBI resignations of all directors of FBI and Farmers State Bank prior to the Closing Date, with each such resignation to be effective as of the Effective Time.

ARTICLE VII.
MUTUAL COVENANTS OF HBI AND FBI
Section 7.1    Notification; Updated Disclosure Schedules.
(a)    FBI shall give prompt written notice to HBI, and HBI shall give prompt written notice to FBI, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the FBI Disclosure Schedules or the HBI Disclosure Schedules, respectively, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in

Section 10.1(c), with respect to FBI, and in Section 10.2(c), with respect to HBI, to be incapable of being satisfied.
(b)    At least ten (10) days prior to the Closing Date, FBI shall provide HBI with supplemental FBI Disclosure Schedules and HBI shall provide FBI with updated HBI Disclosure Schedules reflecting any material changes to the FBI Disclosure Schedules and the HBI Disclosure Schedules, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental FBI Disclosure Schedules and updated HBI Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.
Section 7.2    Confidentiality. HBI and FBI agree that terms of that Agreement and Non-Disclosure Agreement, dated as of June 13, 2025, by and between HBI and FBI (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on HBI and FBI and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.
Section 7.3    Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither HBI nor FBI shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
Section 7.4    Certain Tax Matters.
(a)    Each of FBI and HBI, and their respective Subsidiaries and Affiliates, shall take or cause to be taken, and shall not fail to take or cause to be taken, any action required to cause the Mergers, taken together, and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Without limiting the generality of the foregoing, none of FBI or HBI (nor any of their respective Subsidiaries or Affiliates) shall take or cause to be taken any action that would reasonably be expected to cause the Mergers, taken together, or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b)    HBI shall deliver to Hunton Andrews Kurth LLP (“Hunton”) and Stinson LLP (“Stinson”), or another law firm(s) if applicable as contemplated by Section 10.3(c), an officer’s certificate, dated as of the Closing Date, and signed by an officer of HBI, containing such certifications, representations, warranties and covenants of HBI as shall be reasonably necessary or appropriate to enable Hunton and Stinson, or another law firm(s) if applicable as contemplated by Section 10.3(c), to render the opinions described in Section 10.3(c), on the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC) (each, a “HBI Tax Representation Letter”). HBI, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the HBI Tax Representation Letter.
(c)    FBI shall deliver to Hunton and Stinson, or another law firm(s) if applicable as contemplated by Section 10.3(c), an officer’s certificate, dated as of the Closing Date, and signed by an officer of FBI, containing such certifications, representations, warranties and covenants of FBI as shall be reasonably necessary or appropriate to enable Hunton and Stinson, or another law firm(s) if applicable as contemplated by Section 10.3(c), to render the opinions described in Section 10.3(c) on the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC) (each, a “FBI Tax Representation Letter”). FBI, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the FBI Tax Representation Letter.
(d)    Without limiting the provisions of this Section 7.4, FBI and HBI shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.
Section 7.5    Closing Statements. At least five (5) Business Days prior to the Closing Date, FBI shall deliver to HBI a statement in substantially the form attached to this Agreement as Section 7.5 of the FBI Disclosure Schedules (the “Initial Closing Statement”) setting forth the final Actual Adjusted Shareholders’ Tangible Equity, including FBI Expenses, with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to HBI. FBI shall also update the Initial Closing Statement following its delivery, if necessary, to reflect any changes therein. In the event HBI disputes any item in the Initial Closing Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Closing Statement” shall mean the Initial Closing Statement, as it may be adjusted pursuant to this Section 7.5 to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties at least two (2) Business Days day prior to the Closing Date.
Section 7.6    Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, HBI and FBI shall, and shall cause their respective Subsidiaries to, use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of FBI (in the case of HBI and Merger Sub) and HBI and Merger Sub (in the case of FBI) to the Mergers and the Bank Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Body, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers or the Bank Merger and to fully carry out the purposes of this Agreement.
Section 7.7    Additional Retention Agreements. HBI and FBI will use Commercially Reasonable Efforts to facilitate the execution and delivery, prior to the Closing Date, of a written retention agreement between HBI or Hawthorn Bank and certain individuals to be identified by HBI or Hawthorn Bank in its sole discretion with input from FBI; provided that (i) no party hereto will be deemed to have breached its obligations hereunder based solely on the failure of any such individual to enter into a retention agreement and (ii) the failure of any individual to execute and deliver a retention agreement shall not be deemed a Material Adverse Effect with respect to either FBI or HBI or otherwise serve as a basis for the termination of this Agreement.
Section 7.8    TRUPS Assumption. HBI and FBI will take all actions necessary to effect, simultaneously with the effectiveness of the Second Merger, the assumption by HBI of all of FBI’s obligations under the Trust Operative Documents in accordance with the terms thereof and the documents and agreements related thereto (the “TRUPS Assumption”).
ARTICLE VIII.
CLOSING
Section 8.1    Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. Unless the parties mutually agree in writing, the Closing shall take place on a date (the “Closing Date”) which is five (5) Business Days following the last to occur of the receipt of all necessary Regulatory Approvals and approvals and consents from any Governmental Body and the expiration of all statutory waiting periods and the satisfaction or waiver of all the conditions to the consummation of the Merger specified in Article X of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (the “Approval Date”); provided, however, that if the Approval Date occurs during the month immediately prior to the start of HBI’s next fiscal quarter, the Closing shall occur on the last Business Day of the month in which the Approval Date occurs with an Effective Time as of 12:01 a.m. on the first calendar day of the month of HBI’s next fiscal quarter.
Section 8.2    Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the FBI Shareholder Approval and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Missouri (“Effective Time”).
ARTICLE IX.
TERMINATION
Section 9.1    Termination.
(a)    Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of HBI or FBI at any time prior to the Effective Time if:

(i)    any court of competent jurisdiction in the United States or other Governmental Body shall have issued an Order enjoining or otherwise prohibiting the Mergers or the Bank Merger and such Order shall be final and non-appealable;
(ii)    any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or any other Person whose approval is required to consummate any of such transactions;
(iii)    the Effective Time has not occurred on or before January 31, 2027; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or
(iv)    the FBI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the FBI Shareholder Meeting.
(b)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of FBI (provided that FBI is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle HBI not to consummate the Mergers or Bank Merger) if (i) HBI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or (ii) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of HBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by HBI (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 10.2(a) of this Agreement. If the board of directors of FBI desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify HBI in writing of its intent to terminate stating the reason therefor. HBI shall have thirty (30) calendar days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.
(c)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of HBI (provided that HBI is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle FBI not to consummate the Mergers or Bank Merger) if (i) FBI fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, (ii) there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of FBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by FBI (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 10.1(a) of this Agreement, (iii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of FBI, Farmers State Bank, HBI or Hawthorn Bank that would reasonably be expected to have a material and adverse effect on HBI and its Subsidiaries, taken as a whole, after giving effect to the transactions contemplated by this Agreement (measured on a scale relative to FBI and its Subsidiaries, taken as a whole) (any such restriction or condition, a “Burdensome Condition”) or (iv) any of the conditions set forth in Section 5.11(d) shall have occurred. In the event the board of directors of HBI desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) or (ii) of this Section 9.1(c), the board of directors must notify FBI in writing of its intent to terminate stating the reason therefor. FBI shall have thirty (30) calendar days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.
(d)    This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of HBI and FBI and the approval of such action by their respective boards of directors.
(e)    This Agreement may be terminated at any time before the FBI Shareholder Approval by the board of directors of FBI if after the date of this Agreement and before such time, FBI receives an unsolicited bona fide Acquisition Proposal and the board of directors of FBI determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein)) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that FBI may not terminate this Agreement under this Section 9.1(e) unless FBI shall have complied with the provisions of Section 5.5.
(f)    This Agreement may be terminated at any time before the FBI Shareholder Approval by the board of directors of HBI if (i) FBI has breached the covenant contained in Section 5.5 in a manner adverse to HBI; (ii) the board of directors of FBI resolves to accept a Superior Proposal; (iii) the board of directors of FBI shall have failed to make the FBI Board Recommendation; (iv) the board of directors of FBI effects a Change in Recommendation; or (v) FBI has materially breached its obligations under Section 5.1 of this Agreement by failing to call, give notice of, convene, and hold the FBI Shareholder Meeting in accordance with Section 5.1 of this Agreement.
Section 9.2    Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either HBI or FBI as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.11, Section 7.2(b), this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for fraud in connection with this Agreement or a willful and material breach of this Agreement.
Section 9.3    Termination Fee. To compensate HBI for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by HBI, FBI and HBI agree as follows:

(a)    If this Agreement is terminated by:
(i)    FBI under the provisions of Section 9.1(e), then FBI shall pay to HBI in immediately available funds the sum of $1,120,000 (the “Termination Fee”);
(ii)    HBI under the provisions of Section 9.1(f), then FBI shall pay to HBI the Termination Fee in immediately available funds;
(iii)    In the event that (A) (i) after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal, whether or not conditional, shall have been publicly announced (or any Person shall have, after the date of this Agreement, publicly announced an intent, whether or not conditional, to make an Acquisition Proposal) and not withdrawn or (ii) the board of directors of FBI has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation) prior to or on the date of the FBI Shareholder Meeting (including any postponement or adjournment at which the vote on is held), (B) thereafter this Agreement is terminated by either HBI or FBI pursuant to Section 9.1(a)(iv) of this Agreement or by HBI pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) of this Agreement, and (C) within twelve (12) months after the date of such termination, FBI enters into a definitive agreement or consummates a transaction with respect to an Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then FBI shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such Acquisition Transaction, pay HBI, by wire transfer of immediately available funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 9.3(a)(iii), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%;”
(iv)    either HBI or FBI under the provisions of Section 9.1(a)(iv), if, at the time of termination, there exists a Superior Proposal with respect to FBI, then FBI shall pay to HBI the Termination Fee in immediately available funds.
(b)    Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement. HBI and FBI each agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, HBI would not enter into this Agreement; accordingly, if FBI fails promptly to pay any amounts due under this Section 9.3 and, in order to obtain such payment, HBI commences a suit that results in a judgment against FBI for such amounts, FBI shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication), designated therein as the prime rate on the date such payment was due, (y) plus 200 basis points, together with the costs and expenses of HBI (including reasonable legal fees and expenses) in connection with the suit. The amounts payable by FBI pursuant to this Section 9.3 constitute liquidated damages and not a penalty, and, except in the case of fraud or a willful and material breach, shall be the sole monetary remedy in the event of a termination of this Agreement specified in this Section 9.3.

For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.
ARTICLE X.
CONDITIONS PRECEDENT
Section 10.1    Conditions Precedent to Obligations of HBI and Merger Sub. The obligation of HBI and Merger Sub under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by HBI or Merger Sub in their sole discretion, to the extent permitted by applicable law:
(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of FBI set forth in Sections 3.1 (other than Section 3.1(d)), 3.2, 3.3, (solely as it relates to there being no Material Adverse Effect) 3.8, 3.33 and 3.34 shall be true and correct in all respects (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by FBI in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); provided, however, that FBI may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to HBI or taking lawful action to cure within thirty (30) calendar days of FBI having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by FBI in this Agreement, other than set forth in Sections 3.1(other than Section 3.1(d)), 3.2, 3.3, (solely as it relates to there being no Material Adverse Effect) 3.8, 3.33 and 3.34, shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). HBI shall have received a certificate, executed by an appropriate representative of FBI and dated as of the Closing Date, to the foregoing effect.
(b)    Performance of Obligations. FBI shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with by it prior to or at the Closing. HBI shall have received a certificate, executed by an appropriate representative of FBI and dated as of the Closing Date, to the foregoing effect.
(c)    Absence of Material Adverse Change. No Material Adverse Effect on FBI or Farmers State Bank shall have occurred since the date of this Agreement.

(d)    Government Approvals. None of the Regulatory Approvals shall contain a Burdensome Condition.
(e)    Certain Agreements.
(i)    Each of the Director Support Agreements shall remain in full force and effect.
(ii)    Simultaneously with the execution of this Agreement, HBI having received from such executive officers of FBI and Farmers State Bank listed on Section 10.1(e)(ii) of the HBI Disclosure Schedules a Retention Agreement, the form of which is attached as Exhibit D, and each of such Retention Agreements remain in full force and effect as of the Closing Date.
(iii)    Simultaneously with the execution of this Agreement, HBI having received from each of the directors and executive officers of FBI and Farmers State Bank a Release, the form of which is attached as Exhibit E, and each of such Releases remain in full force and effect as of the Closing Date.
(f)    Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding FBI Stock, in the aggregate, shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.
(g)    Termination of FBI Employee Plans. FBI shall have terminated all FBI Employee Plans listed on Section 5.14 of the FBI Disclosure Schedules.
(h)    Payoff Letter; Release of Encumbrances. FBI will have delivered to HBI on or prior to the second Business Day prior to the Closing Date a letter from the lender with respect to the FBI Indebtedness evidencing the aggregate amount of such indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date) that is reasonably satisfactory to FBI and HBI (the “Payoff Letter”).
(i)    Termination of ESOP. Prior to the Effective Time in accordance with Section 5.17, FBI shall have taken all action necessary to terminate the ESOP effective immediately before the Effective Time, and shall have paid all termination fees, or accrued for same, if any, associated with the termination.
(j)    Accrual and Payment of PTO. Prior to the Effective Time in accordance with Section 5.18, FBI shall have taken all action necessary to (i) accrue any and all unaccrued PTO with respect to all FBI Employees, and (ii) pay such PTO to such FBI Employees, as applicable, in the manner described in Section 6.6 of the HBI Disclosure Schedules.
(k)    Secretary’s Certificate. FBI shall have delivered to HBI a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of FBI, acting solely in his or her official capacity, certifying (i) the due adoption by the FBI board of directors of corporate resolutions attached to such certificate authorizing the Mergers and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the FBI Shareholder Approval; (iii) the Organizational Documents of FBI; (iv) a true and correct list of record shareholders of FBI as of the Closing Date; and (v) the incumbency and true signatures of those officers of FBI duly authorized to act on its behalf in connection with the Mergers and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.
(l)    Other Documents. FBI shall have delivered to HBI all other instruments and documents which HBI or its counsel may reasonably request to effectuate the transactions contemplated hereby.
Section 10.2    Conditions Precedent to Obligations of FBI. The obligation of FBI under this Agreement to consummate the Mergers is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by FBI in its sole discretion, to the extent permitted by applicable law:
(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of HBI set forth in Sections 4.1, 4.2 (other than inaccuracies that are de minimis in amount and effect), 4.3, (solely as it relates to there being no Material Adverse Effect) 4.9, 4.11, and 4.12 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by HBI in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); provided, however, that HBI may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to FBI or taking lawful action to cure within thirty (30) calendar days of HBI having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by HBI in this Agreement, other than set forth in Sections 4.1, 4.2 (other than inaccuracies that are de minimis in amount and effect), 4.3, (solely as it relates to there being no Material Adverse Effect) 4.9, 4.11, and 4.12, shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). FBI shall have received a certificate, executed by an appropriate representative of HBI and dated as of the Closing Date, to the foregoing effect.
(b)    Performance of Obligations. HBI shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. FBI shall have received a certificate, executed by an appropriate representative of HBI and dated as of the Closing Date, to the foregoing effect.
(c)    Absence of Material Adverse Change. No Material Adverse Effect on HBI, Merger Sub or Hawthorn Bank shall have occurred since the date of this Agreement.
(d)    Secretary’s Certificate. HBI shall have delivered to FBI a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of HBI, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of HBI of corporate resolutions attached to such certificate authorizing the Mergers and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Organizational Documents of HBI; and (iii) the incumbency and true signatures of those officers of HBI duly authorized to act on its behalf in connection with the Mergers and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.
(e)    Payoff of Indebtedness. HBI shall have taken all action necessary to effect, on the Closing Date, the payoff and retirement of the FBI Indebtedness in accordance with the Payoff Letter.
Section 10.3    Conditions Precedent to Obligations of HBI, Merger Sub and FBI. The respective obligations of HBI, Merger Sub and FBI under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by HBI, Merger Sub, and FBI, respectively, in their sole discretion, to the extent permitted by applicable law:
(a)    Government Approvals. HBI shall (i) have received the Regulatory Approvals, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, HBI or FBI may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.
(b)    Shareholder Approval. The shareholders of FBI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.
(c)    Tax Opinions. FBI shall have received an opinion of Stinson (or, if Stinson is unwilling or unable to issue the opinion, an opinion of another law firm reasonably acceptable to the parties), and HBI shall have received an opinion of Hunton, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Mergers, taken together, will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference certifications, representations, warranties and covenants, including (without limitation) those contained in the

HBI Tax Representation Letter and FBI Tax Representation Letter, and such other information reasonably requested and provided by HBI and FBI for purposes of rendering such opinion.
(d)    No Adverse Action, Law or Order. No action having been taken, and no law, statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Body or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iii) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FBI, HBI or any of their Subsidiaries or any officer, director, shareholder or employee of FBI, HBI or their respective Subsidiaries to criminal or civil liability. Further, no action or Proceeding before any court or Governmental Body, by any government or Governmental Body or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.
(e)    Registration of HBI Common Stock. The Registration Statement covering the shares of HBI Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the HBI Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.
(f)    Listing of HBI Common Stock. The shares of HBI Common Stock to be delivered to the shareholders of FBI pursuant to this Agreement shall have been authorized for listing on Nasdaq.
(g)    TRUPS Assumption. On or prior to the Closing Date, HBI and FBI will have taken such action and executed such documents as are necessary to effect, simultaneously with the effectiveness of the Second Merger, the TRUPS Assumption.
ARTICLE XI.
MISCELLANEOUS
Section 11.1    Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
(a)    “Actual Adjusted Shareholders’ Tangible Equity” means the total shareholders’ common equity presented on FBI’s balance sheet as of the Calculation Date, as determined in accordance with GAAP, (i) less any intangible assets and FBI Expenses (as defined herein) to the extent not already paid and reflected in shareholders’ equity, (ii) reflecting any negative provisions to the Allowance or reversing any prior provisions to the Allowance March 31, 2026 through the Closing Date, and FBI’s good faith estimate of all earnings or losses, as applicable, through the Closing Date, and (iii) including unrealized gains or losses in FBI’s available-for-sale and held-to-maturity securities portfolios.
(b)    “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase agreement, share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.
(c)    “Acquisition Proposal” means any bona fide proposal (whether communicated to FBI or publicly announced to FBI’s shareholders) by any Person (other than HBI or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving FBI, any Subsidiary of FBI or any future Subsidiary of FBI, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of FBI as reflected on FBI’s most recent consolidated statement of condition prepared in accordance with GAAP.
(d)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from FBI by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than HBI or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of FBI or Farmers State Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than HBI or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of FBI or Farmers State Bank, or any merger, consolidation, business combination or similar transaction involving FBI or Farmers State Bank pursuant to which the shareholders of FBI immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the Ordinary Course of Business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of FBI or Farmers State Bank; or (iii) any liquidation or dissolution of FBI or Farmers State Bank.
(e)    “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.
(f)    “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

(g)    “Aggregate Cash Consideration” means the sum of (i) the Cash Consideration plus (ii) the Fractional Share Cash Consideration.
(h)    “Aggregate Stock Consideration” means 413,101 shares of HBI Common Stock, subject to appropriate adjustment (without duplication based on the same adjustment being provided elsewhere in this Agreement) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of HBI Common Stock declared or effected after the date of this Agreement and prior to the Closing Date.
(i)    “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person.
(j)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Jefferson City, Missouri or Cameron, Missouri.
(k)    “Calculation Date” means the end of the month prior to the Closing Date.
(l)    “CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Board on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.
(m)    “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.
(n)    “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.
(o)    “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statutes, laws, rules, regulations, ordinances or codes now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33

U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.
(p)    “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(q)    “ESOP” means the FSC Bancshares, Inc. Employee Stock Ownership Plan and Trust.
(r)    “FBI Expenses” means the reasonable estimate, determined in good faith by FBI and set forth in Section 11.1(r) of the FBI Disclosure Schedules, of the costs and expenses that FBI and its Subsidiaries reasonably expect to pay or accrue in connection with the Merger and the other transactions contemplated by this Agreement, including without limitation: (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby, (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (iii) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of contracts by FBI or Farmers State Bank based upon the contract termination date described in Section 5.6, including any and all expenses charged by FBI or Farmers State Bank’s service, software or technology company providers or vendors, including for deconversion and release of records, electronic or otherwise, such contracts listed in Section 5.6 of the FBI Disclosure Schedules, (iv) costs to terminate each of the FBI Employee Plans requested by HBI to be terminated in accordance with Section 5.14, (v) the amount of any payments to be made or accrued pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between FBI or Farmers State Bank and any other Person (as defined herein) (including any “excess parachute payments” within the meaning of Section 280G of the Code or similarly applicable state law) and in excess of the applicable amount accrued for any such payment in accordance with GAAP on FBI’s consolidated balance sheet in the Ordinary Course of Business and consistent with past practice, (vi) the premium or additional cost or expense incurred to purchase the Tail Policy pursuant to Section 5.7, (vii) a mutually agreed estimate of any federal, state or local income Tax obligations, including, for the avoidance of doubt, any franchise or margin Tax obligations incurred for any Pre-Closing Tax Period or that portion of a Straddle Period that ends on the Closing Date, and any other Tax obligation for that portion of a Straddle Period that begins before and ends on the Closing Date, (viii) a mutually agreeable estimate of the cost of preparing and filing the federal and state income Tax Returns of FBI and its Subsidiaries, (ix) any costs associated with any Unresolved Response Actions pursuant to Section 5.11(c), (x) the amount of any unaccrued PTO to be accrued pursuant to Section 5.18, and (xi) other amounts mutually agreed upon in writing by HBI and FBI.

(s)    “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
(t)    “Hazardous Materials” includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of FBI or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
(u)    “knowledge” and phrases of similar import means, as to FBI, the actual knowledge of any executive officer of Farmers State Bank designated by Farmers State Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to HBI, the actual knowledge of any executive officer of HBI after reasonable inquiry.
(v)    “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
(w)    “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole, including, without limitation, with respect to FBI, a decrease in Farmers State Bank’s noninterest bearing deposits and savings, NOW and money market accounts by 20% or more, taken as a whole, compared to December 31, 2025; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of FBI and HBI and their Subsidiaries, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby or public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby); (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which FBI and HBI and their Subsidiaries operate; except to the extent that the effects of such changes in the foregoing (A) through (D), (F) or (G) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger, to which such Person is a party.
(x)    “Merger Consideration” means the sum of the Aggregate Stock Consideration and the Aggregate Cash Consideration.
(y)    “Minimum Adjusted Shareholders’ Equity” means $19,000,000.
(z)    “Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body.
(aa)    “Ordinary Course of Business” means, with respect to any party or its Subsidiaries, the ordinary course of business of such party or Subsidiary with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency) and safe and sound banking practices.
(bb)    “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of formation and bylaws of such entity, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (iv) with respect to any foreign entity, equivalent constituent and governance documents.
(cc)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.
(dd)    “Pre-Closing Tax Period” means any period ending prior to or on and including the Closing Date and that portion through and including the Closing Date for any Straddle Period (as defined herein).
(ee)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.
(ff)    “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that FBI or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
(gg)    “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
(hh)    “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) holds a fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
(ii)    “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of FBI reasonably determines, in its good faith judgment based on, among other things, the advice of FBI’s outside legal counsel and financial advisor, (i) to be more favorable from a financial point of view to FBI’s shareholders than the Merger, taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of FBI’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”
(jj)    “Tax” or “Taxes” means all (i) U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, escheat, abandonment, unclaimed property, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulations § 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.
(kk)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(ll)    “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of the provisions of the Code.
(mm)    “Union” means a union, works council or other labor organization.
(nn)    “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
Section 11.2    Other Definitional Provisions.
(a)    All references in this Agreement to FBI Disclosure Schedules, HBI Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding FBI Disclosure Schedules, HBI Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
(c)    All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.
(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(e)    References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.
(f)    References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, or modifications must also be listed on such schedule.
(g)    The term “day” refers to a calendar day unless expressly identified as a Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(h)    Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.
(i)    References herein to documents being “made available” means that such documents, prior to the date of this Agreement, have been uploaded by the applicable party to the virtual data room maintained by FBI’s financial advisor and to which representatives of each of the parties hereto have access, or are incorporated in, attached to or otherwise available in any of the publicly-available filings that a party or its Subsidiary has made with any Governmental Body.
Section 11.3    Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.
Section 11.4    Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after the FBI Shareholder Approval; provided, however, that after such approval there may not be, without further approval of the FBI shareholders any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.
Section 11.5    Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement shall pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.
Section 11.6    Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:
If to HBI:
Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, Missouri 65101
Attention:     Brent M. Giles
    Martin Weishaar
Email:    bgiles@hawthornbank.com
    mweishaar@hawthornbank.com

With a copy to:
Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:    Beth A. Whitaker
Email:    bwhitaker@hunton.com

If to FBI:
FSC Bancshares Inc.
124 East Third Street
Cameron, Missouri 64429
Attention:    R. Michael Poland
Email:    mpoland@fscbank.bank

With a copy to:
Stinson LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Attention:    McGregor K. Johnson
Email:    mcgregor.johnson@stinson.com

All notices sent by mail as provided above shall be deemed delivered three (3) calendar days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).
Section 11.7    Controlling Law; Venue.
(a)    This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Missouri applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.
(b)    Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Missouri, County of Clay, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Western District of Missouri, Western Division (Kansas City, Missouri), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 11.8    Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 11.9    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.
Section 11.10    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
Section 11.11    Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.
Section 11.12    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 11.13    Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other party.
Section 11.14    No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except for those Indemnified Parties specifically provided for under Section 6.9.
Section 11.15    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Body) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
HAWTHORN BANCSHARES, INC.

By:        /s/ Brent M. Giles
Name: Brent M. Giles
Title: Chief Executive Officer

HAWTHORN HOLDCO, INC.

By:        /s/ Brent M. Giles
Name: Brent M. Giles
Title: Chief Executive Officer

FSC BANCSHARES, INC.

By:        /s/ R. Michael Poland
Name: R. Michael Poland
Title: President

[Signature Page to Agreement and Plan of Reorganization]